Exhibit 2.1

Execution Version

FIRST AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

by and among

Lotus Technology Inc.,

Lotus Temp Limited,

Lotus EV Limited,

and

L Catterton Asia Acquisition Corp

dated as of October 11, 2023

TABLE OF CONTENTS

Article VI

COVENANTS OF SPAC

Section 6.1.	Conduct of Business	68
Section 6.2.	Access to Information	70
Section 6.3.	Acquisition Proposals and Alternative Transactions	71
Section 6.4.	Nasdaq Listing	71
Section 6.5.	SPAC Public Filings	71
Section 6.6.	Section 16 Matters	71
Section 6.7.	SPAC Extension	71

Article VII

JOINT COVENANTS

Section 7.1.	Regulatory Approvals; Other Filings	72
Section 7.2.	Proxy/Registration Statement; SPAC Shareholders' Meeting and Approvals; Company Shareholders' Approval	73
Section 7.3.	Support of Transaction	77
Section 7.4.	Tax Matters	77
Section 7.5.	Shareholder Litigation	78
Section 7.6.	Pre-Closing Financing and PIPE Financing	78

Article VIII

CONDITIONS TO OBLIGATIONS

Section 8.1.	Conditions to Obligations of Each Party	79
Section 8.2.	Additional Conditions to Obligations of SPAC	80
Section 8.3.	Additional Conditions to Obligations of the Company, Merger Sub 1 and Merger Sub 2	80
Section 8.4.	Frustration of Conditions	81

Article IX

TERMINATION/EFFECTIVENESS

Section 9.1.	Termination	81
Section 9.2.	Effect of Termination	83

Article X

MISCELLANEOUS

Section 10.1.	Trust Account Waiver	84
Section 10.2.	Waiver	84
Section 10.3.	Notices	84

Exhibits

Exhibit A	Sponsor Support Agreement
Exhibit B	Company Support Agreement
Exhibit C	Distribution Agreement
Exhibit D-1	Put Option Agreement
Exhibit D-2	Put Option Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of First Plan of Merger
Exhibit G	Form of Second Plan of Merger
Exhibit H	Form of A&R Company Charter
Exhibit I	Form of Assignment, Assumption and Amendment Agreement
Exhibit J	Form of Lock-Up Agreement

Schedules

SPAC Disclosure Letter

Company Disclosure Letter

INDEX OF DEFINED TERMS

A&R Company Charter	2.1(b)
Action	1.1
Additional Financial Statements	5.8
ADS Facility	2.5(a)
ADS Merger Consideration	1.1
Affiliate	1.1
Aggregate Cash Proceeds	1.1
Agreement	Preamble
Anti-Corruption Laws	3.7(d)
Anti-Money Laundering Laws	1.1
Assignment, Assumption and Amendment Agreement	Recitals
Audited Financial Statements	3.9(a)
Authorization Notice	2.2(c)(i)
Benefit Plan	1.1
Business	1.1
Business Combination	1.1
Business Combination Deadline	6.7
Business Data	1.1
Business Day	1.1
Capital Restructuring	2.1(d)
Cayman Act	Recitals
Cayman Registrar	1.1
Charging Business	1.1
Closing	2.2(a)
Closing Date	2.2(a)
Code	1.1
Company	Preamble
Company Acquisition Proposal	1.1
Company ADS	1.1
Company Board	Recitals
Company Board Recommendation	7.2(c)(ii)
Company Charter	1.1
Company Closing Statement	2.4(a)(ii)
Company Contract	1.1
Company Directors	5.6
Company Disclosure Letter	Article III
Company Financial Statements	3.9(b)
Company IP	1.1
Company Lease	3.14(c)
Company Material Adverse Effect	1.1
Company Options	1.1
Company Ordinary Shares	1.1
Company Product	1.1
Company Shareholder	1.1

v

Company Shareholders’ Approval	1.1
Company Shareholders’ Meeting	7.2(c)(i)
Company Shares	1.1
Company Support Agreement	Recitals
Company Transaction Expenses	1.1
Company Warrant	2.3(d)
Company Warrant Agent	Recitals
Competing SPAC	1.1
Contemplated Business	1.1
Contemplated Company Products	1.1
Contract	1.1
Control	1.1
Control Documents	1.1
Controlled	1.1
COVID-19	1.1
COVID-19 Measures	1.1
Data Protection Laws	1.1
Deposit Agreement	2.5(a)
Depositary Bank	2.5(a)
Disclosure Letter	1.1
Dissenting SPAC Shareholders	2.7(a)
Dissenting SPAC Shares	2.7(a)
Distribution Agreement	Recitals
DTC	1.1
Encumbrance	1.1
Enforceability Exceptions	3.5(a)
Environmental Laws	1.1
Equity Pledge Registration	3.2(b)
Equity Securities	1.1
ERISA	1.1
ERISA Affiliate	1.1
ESOP	1.1
Event	1.1
Exchange Act	1.1
Exercising Warrantholders	2.5(c)
Extension Expenses	1.1
Extension Proposal	6.7
Extension Proxy Statement	6.7
Extension Recommendation	6.7
First Effective Time	2.2(a)
First Merger	Recitals
First Merger Filing Documents	2.2(a)
First Plan of Merger	1.1
Form F-6	2.5(a)
Founder Shareholder	Recitals
Fully-Diluted Company Shares	1.1

GAAP	1.1
Government Official	1.1
Governmental Authority	1.1
Governmental Order	1.1
Group	1.1
Group Companies	1.1
Group Company	1.1
Indebtedness	1.1
Intellectual Property	1.1
Intended Tax Treatment	7.4
Interim Period	5.1
Investment Company Act	1.1
IPO	10.1
IT Systems	1.1
K&E	10.19
Knowledge of SPAC	1.1
Knowledge of the Company	1.1
Law	1.1
Leased Real Property	1.1
LGIL Seller	Recitals
Liabilities	1.1
Lock-Up Agreement	5.12(a)
Management Accounts	3.9(b)
Material Contracts	1.1
Material Permit	3.7(i)
Merger Consideration	1.1
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Subs	Preamble
Mergers	Recitals
Nasdaq	4.16
NDA	1.1
Non-Recourse Parties	10.17
Non-Recourse Party	10.17
Open Source Software	1.1
Ordinary Course	1.1
Ordinary Share Merger Consideration	1.1
Ordinary Shares	1.1
Organizational Documents	1.1
Original Merger Agreement	Recitals
Owned IP	1.1
Owned Real Property	1.1
Parties	Preamble
Party	Preamble
Patents	1.1
Permitted Encumbrances	1.1

Person	1.1
Personal Data	1.1
PIPE Financing	7.6(b)
PIPE Financing Proceeds	1.1
PIPE Investors	7.6(b)
PRC	1.1
Pre-Closing Financing	7.6(a)
Pre-Closing Financing Agreements	7.6(a)
Pre-Closing Financing Investors	7.6(a)
Pre-Closing Financing Proceeds	1.1
Preferred Share Conversion	2.1(a)
Preferred Shares	1.1
Price per Share	1.1
Privacy Laws	1.1
Process	1.1
Processed	1.1
Processing	1.1
Prohibited Person	1.1
Proxy Statement	1.1
Proxy/Registration Statement	7.2(a)(i)
Put Option Agreement	Recitals
Recapitalization	2.1(d)
Recapitalization Factor	1.1
Redeeming SPAC Shares	1.1
Re-designation	2.1(c)
Registered IP	1.1
Registration Rights Agreement	Recitals
Regulatory Approvals	7.1(a)
Related Entity	1.1
Related Party	1.1
Remaining Trust Fund Proceeds	2.4(b)(iv)
Representatives	1.1
Required Governmental Authorizations	1.1
Required Shareholders’ Approval	1.1
restraint	8.1(e)
Sanctioned Territory	1.1
Sanctions	1.1
Sarbanes-Oxley Act	1.1
SEC	1.1
Second Effective Time	2.2(b)
Second Merger	Recitals
Second Merger Filing Documents	2.2(b)
Second Plan of Merger	1.1
Securities Act	1.1
Security Incident	1.1
Series A Preferred Shares	1.1

Series Pre-A Preferred Shares	(viii)
Shareholder Litigation	7.5
Shareholders Agreement	(viii)
Social Insurance	1.1
Software	1.1
SPAC	Preamble
SPAC Acquisition Proposal	1.1
SPAC ADS Recipients	2.5(b)
SPAC Board	Recitals
SPAC Board Recommendation	7.2(b)(ii)
SPAC Change in Recommendation	7.2(b)(ii)
SPAC Charter	1.1
SPAC Class A Ordinary Shares	1.1
SPAC Class B Conversion	2.3(a)
SPAC Class B Ordinary Shares	1.1
SPAC Closing Statement	2.4(a)(i)
SPAC D&O Indemnified Parties	5.5(a)
SPAC D&O Insurance	5.5(b)
SPAC Disclosure Letter	IV
SPAC Financial Statements	4.7(a)
SPAC Material Adverse Effect	1.1
SPAC Ordinary Shares	1.1
SPAC Preference Shares	1.1
SPAC Related Party	1.1
SPAC SEC Filings	4.12
SPAC Securities	1.1
SPAC Shareholder	1.1
SPAC Shareholder Extension Approval	6.7
SPAC Shareholder Redemption Amount	1.1
SPAC Shareholder Redemption Right	1.1
SPAC Shareholders’ Approval	(viii)
SPAC Shareholders’ Meeting	7.2(b)(i)
SPAC Shares	1.1
SPAC Termination Statement	9.2(b)
SPAC Transaction Expenses	1.1
SPAC Unit	1.1
SPAC Warrant	1.1
SPAC Warrant Agent	Recitals
Sponsor	Recitals
Sponsor Group	10.19
Sponsor Support Agreement	Recitals
Subscription Agreements	7.6(b)
Subsidiary	1.1
Supporting Company Shareholder	Recitals
Surviving Entity 1	Recitals
Surviving Entity 2	Recitals

Tax	1.1
Tax Returns	1.1
Taxes	1.1
Terminating Company Breach	9.1(f)
Terminating SPAC Breach	9.1(h)
Termination Date	9.1(i)
Top 10 Suppliers	1.1
Trade Secrets	1.1
Trademarks	1.1
Transaction Document	1.1
Transaction Documents	1.1
Transaction Proposals	1.1
Transactions	1.1
Trust Account	10.1
Trust Agreement	4.13
Trustee	4.13
U.S.	1.1
under common Control with	1.1
Union	1.1
Unit Separation	2.3(b)
Warrant Agreement	1.1
Working Capital Loans	1.1
Written Objection	2.2(c)
Wuhan Lotus E-Commerce	1.1
Wuhan Lotus Technology	1.1

x

FIRST AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This First Amended and Restated Agreement and Plan of Merger, dated as of October 11, 2023 (this “Agreement”), is made and entered into by and among (i) Lotus Technology Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), (ii) Lotus Temp Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of the Company (“Merger Sub 1”), (iii) Lotus EV Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned Subsidiary of the Company (“Merger Sub 2”, and together with Merger Sub 1, the “Merger Subs”), and (iv) L Catterton Asia Acquisition Corp, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”). Each of the Company, Merger Sub 1, Merger Sub 2 and SPAC are individually referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, SPAC is a blank check company and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, each of the Merger Subs is a newly incorporated Cayman Islands exempted company limited by shares, wholly owned by the Company, and was formed for the purpose of effectuating the Mergers (as defined below);

WHEREAS, immediately following the Capital Restructuring (as defined below), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”), at the Closing (as defined below), Merger Sub 1 will merge with and into SPAC (the “First Merger”), with SPAC being the surviving company (as defined in the Cayman Act) and becoming a wholly owned Subsidiary of the Company (SPAC is hereinafter referred to for the periods from and after the First Effective Time as “Surviving Entity 1”);

WHEREAS, immediately following the consummation of the First Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Act, Surviving Entity 1 will merge with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, collectively, the “Mergers”), with Merger Sub 2 being the surviving company (as defined in the Cayman Act) and remaining a wholly owned Subsidiary of the Company (Merger Sub 2 is hereinafter referred to for the periods from and after the Second Effective Time as the “Surviving Entity 2”);

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of January 31, 2023 (the “Original Merger Agreement”), and desire to amend and restate the Original Merger Agreement to provide that, among other things, each applicable SPAC Shareholder immediately prior to the First Effective Time shall receive Company ADSs in lieu of Company Ordinary Shares in the Mergers;

WHEREAS, the Company has received, concurrently with the execution and delivery of the Original Merger Agreement, a Sponsor Support Agreement in the form attached hereto as Exhibit A (the “Sponsor Support Agreement”) signed by the Company, SPAC, LCA Acquisition Sponsor, LP, a Cayman Islands exempted limited partnership (“Sponsor”), and certain other Persons identified therein (collectively with Sponsor, the “Founder Shareholders” and each, a “Founder Shareholder”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, each Founder Shareholder agrees (a) to vote all SPAC Shares held by such Founder Shareholder in favor of (i) the Transactions and (ii) the other Transaction Proposals, (b) to waive the anti-dilution rights of the SPAC Class B Ordinary Shares under the SPAC Charter, (c) to appear at the SPAC Shareholders’ Meeting in person or by proxy for purposes of counting towards a quorum, (d) to vote all SPAC Shares held by such Founder Shareholder against any proposals that would or would be reasonably likely to in any material respect impede the Transactions or any other Transaction Proposal, (e) not to redeem any SPAC Shares held by such Founder Shareholder, (f) not to amend that certain letter agreement between SPAC, Sponsor and certain other parties thereto, dated as of March 10, 2021, (g) not to transfer any SPAC Securities held by such Founder Shareholder, subject to certain exceptions, (h) to unconditionally and irrevocably waive the dissenters’ rights pursuant to the Cayman Act in respect to all SPAC Shares held by such Founder Shareholder with respect to the First Merger, to the extent applicable, and (i) not to transfer Company Ordinary Shares, Company Warrants, or Company Ordinary Shares received upon the exercise of any Company Warrants, if any, held by the Founder Shareholders during the period after the Closing as set forth therein, subject to certain exceptions, and Sponsor agrees to subject certain SPAC Class B Ordinary Shares held by it to certain forfeiture and earn-out mechanism;

WHEREAS, SPAC has received concurrently with the execution and delivery of the Original Merger Agreement, a Shareholder Support Agreement and Deed in the form attached hereto as Exhibit B (the “Company Support Agreement”) signed by the Company, SPAC and certain applicable Company Shareholders (each such Company Shareholder, a “Supporting Company Shareholder”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, each Supporting Company Shareholder agrees (a) to vote all the Company Shares held by such Supporting Company Shareholder in favor of the Transactions, (b) to appear at the Company Shareholders’ Meeting, or at any adjournment thereof, in person or by proxy for purposes of counting towards a quorum, (c) to vote all Company Shares held by such Supporting Company Shareholder against any proposals that would or would be reasonably likely to in any material respect impede the Transactions, (d) not to transfer any Company Shares held by such Supporting Company Shareholder, subject to certain exceptions, and (e) for the period after the Closing specified therein, not to transfer the Company Ordinary Shares held by such Supporting Company Shareholder, if any, subject to certain exceptions;

WHEREAS, concurrently with the execution and delivery of the Original Merger Agreement, Lotus Technology Innovation Limited, an indirectly wholly owned Subsidiary of the Company, has entered into a Distribution Agreement with Lotus Cars Limited in the form attached hereto as Exhibit C (the “Distribution Agreement”), pursuant to which Lotus Technology Innovation Limited will distribute vehicles, parts and certain tools purchased from Lotus Car Limited for sale and provide after sales service;

WHEREAS, concurrently with the execution and delivery of the Original Merger Agreement, each of Geely International (Hong Kong) Limited and Etika Automotive Sdn Bhd (each, an “LGIL Seller”) has respectively entered into a Put Option Agreement with the Company, Lotus Advance Technologies Sdn Bhd, a private limited company incorporated under the laws of Malaysia and Lotus Group International Limited, a private company limited by shares incorporated in England and Wales, in the form attached hereto as Exhibit D-1 and Exhibit D-2 (each, a “Put Option Agreement”), pursuant to which, each LGIL Seller has the right to require the Company to purchase from such LGIL Seller all of the issued and outstanding equity interests held by it in Lotus Advance Technologies Sdn Bhd (or such other holding company determined pursuant to the terms therein), on the terms and subject to the conditions set forth therein;

WHEREAS, at the Closing, the Company, Sponsor, SPAC and certain Company Shareholders shall enter into a registration rights agreement in substantially the form attached hereto as Exhibit E (the “Registration Rights Agreement”);

WHEREAS, at the Closing, the Company, SPAC, Continental Stock Transfer & Trust Company (the “SPAC Warrant Agent”) and Equiniti Trust Company, LLC (the “Company Warrant Agent”) shall enter into an assignment, assumption and amendment agreement in substantially the form attached hereto as Exhibit I (the “Assignment, Assumption and Amendment Agreement”) pursuant to which, among other things, (i) SPAC will assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement, (ii) the Company Warrant Agent will be engaged to act as the warrant agent for the Company, (iii) the SPAC Warrant Agent, as the warrant agent for SPAC, will assign to the Company Warrant Agent all of its rights, interests, and obligations in and under the Warrant Agreement, and (iv) the Warrant Agreement will be amended (a) to change all references to Warrants (as such term is defined therein) to Company Warrants, and all references to Ordinary Shares (as such term is defined therein) underlying such warrants to Company Ordinary Shares in the form of Company ADSs and (b) to cause each outstanding Company Warrant to represent the right to receive, from the Closing, one whole Company Ordinary Share in the form of one Company ADS;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that (x) it is fair to, advisable and in the best interests of SPAC to enter into this Agreement and to consummate the Mergers and the other Transactions, and (y) the Transactions constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) (i) approved and declared advisable this Agreement and the execution, delivery and performance hereof, the Mergers and the other Transactions, and (ii) approved and declared advisable the First Plan of Merger, the Second Plan of Merger, the Sponsor Support Agreement, the Assignment, Assumption and Amendment Agreement, the Company Support Agreement, the Registration Rights Agreement, each other Transaction Document to which SPAC is a party and the execution, delivery and performance thereof, (c) resolved to recommend the adoption of this Agreement and the First Plan of Merger by the SPAC Shareholders, and (d) directed that this Agreement and the First Plan of Merger be submitted to the SPAC Shareholders for their approval at the SPAC Shareholders’ Meeting;

WHEREAS, (a) the sole director of Merger Sub 1 has (i) determined that it is desirable and in the best interests of Merger Sub 1 to enter into this Agreement and to consummate the First Merger and the other Transactions, (ii) approved and declared desirable this Agreement and the First Plan of Merger and the execution, delivery and performance of this Agreement and the First Plan of Merger and the consummation of the Transactions and (b) the Company, in its capacity as the sole shareholder of Merger Sub 1, has approved the First Plan of Merger by a written resolution;

WHEREAS, (a) the sole director of Merger Sub 2 has (i) determined that it is desirable and in the best interests of Merger Sub 2 to enter into this Agreement and to consummate the Second Merger and the other Transactions, (ii) approved and declared desirable this Agreement and the Second Plan of Merger and the execution, delivery and performance of this Agreement and the Second Plan of Merger and the consummation of the Transactions and (b) the Company, in its capacity as the sole shareholder of Merger Sub 2, has approved the Second Plan of Merger by a written resolution;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions would be in the best interests of the Company, (b) authorized and approved the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Company, Merger Sub 1, Merger Sub 2 and SPAC agree to amend and restate the Original Merger Agreement as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1.     Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any charge, claim, action, complaint, petition, prosecution, investigation, appeal, suit, litigation, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law;

“ADS Merger Consideration means the right to receive such number of Company ADSs by applicable SPAC Shareholders pursuant to Section 2.3(c);

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a Person which is a fund or which is directly or indirectly Controlled by a fund, the term “Affiliate” also includes (a) any of the general partners of such fund, (b) the fund manager managing such fund, any other person which, directly or indirectly, Controls such fund or such fund manager, or any other funds managed by such fund manager and (c) trusts (excluding the Trust Account for all purposes other than for the sole purpose of the release of the proceeds of the Trust Account in accordance with this Agreement and the Trust Agreement) Controlled by or for the benefit of any Person referred to in (a) or (b);

“Aggregate Cash Proceeds” means, without duplication, an amount equal to (a) all amounts in the Trust Account immediately prior to the Closing (after deducting the SPAC Shareholder Redemption Amount) plus (b) the PIPE Financing Proceeds plus (c) the Pre-Closing Financing Proceeds; provided that, notwithstanding anything to the contrary in the foregoing, “Aggregate Cash Proceeds” shall not include any PIPE Financing Proceeds or any Pre-Closing Financing Proceeds in connection with the exercise, exchange or conversion of the Equity Securities listed on Section 1.1(a) of the Company Disclosure Letter;

“Anti-Money Laundering Laws” means all financial recordkeeping and reporting requirements and all money laundering related Laws and any related or similar Law issued, administered or enforced by any Governmental Authority and applicable to the Group Companies.

“Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and compensation or benefit plan, program, policy, practice, Contract or other arrangement, including any compensation, severance, termination pay, deferred compensation, retirement, profit sharing, incentive, bonus, health, welfare, performance awards, equity or equity-based compensation (including stock option, equity purchase, equity ownership and restricted stock unit), disability, death benefit, life insurance, fringe benefits, indemnification, retention or stay-bonus, transaction or change-in control agreement, or other compensation or benefits, whether written, unwritten or otherwise, that is sponsored, maintained, contributed to or required to be contributed to by the Company or its ERISA Affiliates for the benefit of any current or former employee, director or officer or individual contractor of the Company and its Subsidiaries, in each case other than any statutory benefit plan mandated by Law;

“Business” means the businesses of (i) designing, developing, testing, certifying, marketing, selling, distributing and delivering battery electric vehicles (“BEVs”) and their hardware and software components, (ii) maintaining, sustaining and supporting, and providing other aftermarket services for, BEVs, including parts distribution and other logistics, maintenance, repair and overhaul services, modifications and training, and (iii) any combination of any aspects of any of the foregoing clauses (i) and (ii), in each case as currently conducted by the Company and its Subsidiaries;

“Business Combination” has the meaning given in the SPAC Charter;

“Business Data” means confidential or proprietary data, databases, data compilations and data collections (including customer databases), and technical, business and other information and data, including Personal Data to the extent collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise Processed by or on behalf of the Company or any of its Subsidiaries;

“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands and the PRC, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled);

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Company Acquisition Proposal” means (a) any, direct or indirect, acquisition by any third party, in one transaction or a series of transactions, of the Company or of more than 10% of the consolidated total assets, Equity Securities or businesses of the Company and its Controlled Affiliates taken as a whole (whether by merger, consolidation, scheme of arrangement, business combination, reorganization, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) other than the Transactions; (b) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of voting Equity Securities representing more than 10%, by voting power, of (x) the Company (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (y) the Company’s Controlled Affiliates which comprise more than 10% of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole, other than the Transactions, (c) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of more than 10% of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates, taken as a whole, other than by SPAC or its Affiliates or pursuant to the Transactions or (d) the issuance by the Company of more than 10% of its voting Equity Securities as consideration for the assets or securities of a third party (whether an entity, business or otherwise), except in any such case as permitted under Section 5.1(c) or Section 5.1(d);

“Company ADS” means an American depositary share of the Company duly and validly issued against the deposit of one (1) underlying Company Ordinary Share deposited with the Depositary Bank in accordance with the Deposit Agreement;

“Company Charter” means the Fifth Amended and Restated Memorandum and Articles of Association of the Company, adopted pursuant to a special resolution passed on September 20, 2022 and effective on October 11, 2022;

“Company Contract” means any Contract to which a Group Company is a party or by which a Group Company is bound and for which performance of substantive obligations is ongoing;

“Company IP” means, collectively: (a) all Owned IP, and (b) all other Intellectual Property to the extent licensed, used or held for use, to or by the Company or any of its Subsidiaries, or in the conduct of the Business;

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company, any of its Subsidiaries or either Merger Sub to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under this Agreement or the Original Merger Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any failure in and of itself of the Company and any of its Subsidiaries to meet any projections or forecasts, provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except to the extent such Event is within the scope of any other exception within this definition, (g) any Events generally applicable to the industries or markets in which the Company or any of its Subsidiaries operate, (h) any action taken by SPAC, or taken at the written request of SPAC, or (i) the announcement of this Agreement or the Original Merger Agreement or the consummation of the Transactions; provided, however, that in the case of each of clauses (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Company or any of its Subsidiaries relative to other similarly situated participants in the industries and geographies in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to such similarly situated participants;

“Company Options” means all outstanding options exercisable to purchase Company Shares pursuant to the ESOP or otherwise, as adjusted to give effect to the Recapitalization;

“Company Ordinary Shares” means ordinary shares of the Company, par value $0.00001 per share, as further described in the A&R Company Charter;

“Company Product” means each of the products and services that have been marketed, distributed, licensed, sold, offered, or otherwise provided or made available, in each case, by the Company or any of its Subsidiaries, including all versions of any of the foregoing;

“Company Shareholder” means any holder of any issued and outstanding Ordinary Shares, Preferred Shares or Company Ordinary Shares, as applicable, as of any determination time prior to the First Effective Time;

“Company Shareholders’ Approval” means (i) (x) the adoption of the A&R Company Charter, (y) the Preferred Share Conversion and (z) Re-designation, in each case, by the Company Shareholders by a special resolution passed by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding Company Shares, voting together as a single class, which, being entitled to do so, attend and vote in person or by proxy at a general meeting of the Company at which a quorum is present and of which notice specifying the intention to propose the resolution as a special resolution has been duly given, or by unanimous written resolutions approved by all of the Company Shareholders entitled to vote at a general meeting of the Company, pursuant to the terms and subject to the conditions of the Company Charter and applicable Law, (ii) the approval of the Recapitalization by the Company Shareholders by an ordinary resolution passed by the affirmative vote of the holders of a simple majority of the issued and outstanding Company Shares which, being entitled to do so, attend and vote in person or by proxy at a general meeting of the Company at which a quorum is present and of which notice specifying the intention to propose the resolution as an ordinary resolution has been duly given, or by unanimous written resolutions approved by all of the Company Shareholders entitled to vote at a general meeting of the Company, pursuant to the terms and subject to the conditions of the Company Charter and applicable Law ((i) and (ii) are collectively referred to as the “Required Shareholders’ Approval”), and (iii) the approval of the adoption of the A&R Company Charter by written consent of Geely and Etika (each as defined in the Shareholders Agreement);

“Company Shares” means, collectively, the Ordinary Shares and the Preferred Shares;

“Company Transaction Expenses” means any fees and expenses payable by the Company or any of its Subsidiaries or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including the Depositary Bank, consultants and public relations firms, and (b) any and all filing fees payable by the Company or any of its Subsidiaries or Affiliates to the Governmental Authorities in connection with the Transactions, except that the Company shall only be responsible for fifty percent (50%) of the fees, costs and expenses incurred in connection with (x) any filing, submission or application for the Governmental Order pertaining to the anti-trust Laws applicable to the Transactions and (y) the preparation, filing and mailing of the Proxy/Registration Statement in connection with the Transactions;

“Competing SPAC” means any publicly traded special purpose acquisition company other than SPAC;

“Contemplated Business” means the businesses listed on Section 1.1(b) of the Company Disclosure Letter, as planned to be conducted by the Company or any of its Subsidiaries as of the date hereof (including designing, developing, manufacturing, testing, certifying, marketing, selling, leasing, distribution and delivering BEV charging equipment, including charging poles (the “Charging Business”));

“Contemplated Company Products” means, with respect to the Contemplated Business, (i) products and services associated with vehicle types 133, 134 and 135, and (ii) any products and services that have been or are being developed and are scheduled for release within the twelve (12) months after the Closing, by the Company or any of its Subsidiaries; in each case, including all versions of any of the foregoing;

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature that has any outstanding rights or obligations;

“Control” in relation to any Person means (a) the direct or indirect ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such Person; (b) the ability to appoint or remove a majority of the directors of the board or equivalent governing body of such Person; (c) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such Person; or (d) the ability to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise, and “Controlled” and “under common Control with” shall be construed accordingly;

“Control Documents” means the agreements entered into from time to time that provide to Wuhan Lotus Technology exclusive contractual control over Wuhan Lotus E-Commerce and its Subsidiaries and allow the Company to consolidate one hundred percent (100%) of the financial statements of Wuhan Lotus E-Commerce and its Subsidiaries with those of the Company for financial reporting purpose under GAAP, including the following contracts and documents (each as amended, supplemented, restated or replaced from time to time) collectively: (i) an Exclusive Consultancy and Service Agreement (《独家咨询和服务协议》) entered into by and between Wuhan Lotus Technology and Wuhan Lotus E-Commerce as of March 8, 2022; (ii) an Exclusive Call Option Agreement (《独家购买权协议》) entered into by and among Wuhan Lotus Technology, Wuhan Lotus E-Commerce and the equity holders of Wuhan Lotus E-Commerce, Mr. Li Shufu (李书福), Mr. Feng Qingfeng (冯擎峰), Mr. Li Donghui (李东辉) and Mr. Liu Bin (刘斌), as of March 8, 2022; (iii) four Proxy Agreements (《授权委托书》) respectively executed and issued by the equity holders of Wuhan Lotus E-Commerce, Mr. Li Shufu (李书福), Mr. Feng Qingfeng (冯擎峰), Mr. Li Donghui (李东辉) and Mr. Liu Bin (刘斌), as of March 8, 2022; (iv) an Equity Pledge Agreement (《股权质押协议》) entered into by and among Wuhan Lotus Technology, Wuhan Lotus E-Commerce and the equity holders of Wuhan Lotus E-Commerce, Mr. Li Shufu (李书福), Mr. Feng Qingfeng (冯擎峰), Mr. Li Donghui (李东辉) and Mr. Liu Bin (刘斌), as of March 8, 2022; and (v) three Letters of Spousal Consent (《配偶同意函》) respectively executed and issued by the spouses of applicable equity holders of Wuhan Lotus E-Commerce, Ms. Wang Li (王丽), Ms. Du Li (杜丽) and Ms. Wu Yinghong, as of March 8, 2022;

“Copyrights” means copyrights, rights in works of authorship and mask works;

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks;

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19;

“Data Protection Laws” means, collectively: (a) all Privacy Laws and (b) all applicable Laws to the extent concerning protection of cyber security, or privacy, data security or data protection or transfer (including cross-border transfer), including PRC Cybersecurity Law and PRC Data Protection Law;

“Disclosure Letter” means, as applicable, the Company Disclosure Letter and the SPAC Disclosure Letter;

“DTC” means the Depository Trust Company;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, option, right of first offer, refusal or negotiation, license, covenant not to sue, hypothecation, assignment, deed of trust, title retention or other similar encumbrance of any kind whether consensual, statutory or otherwise;

“Environmental Laws” means all Laws concerning pollution, protection of the environment, or human health or safety;

“Equity Securities” means, with respect to any Person, (a) any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, (b) any securities of such Person (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person (whether or not such derivative securities are issued by such Person), (c) any warrants, calls, notes, options or other rights to acquire from such Person, or other obligations of such Person to issue, (i) any shares of capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or similar interest, or other voting securities of, or other ownership interests in, or (ii) securities convertible into or exchangeable or exercisable for, shares of capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, and (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights (including, for the avoidance of doubt, interests with respect to an employee share ownership plan) issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414 of the Code;

“ESOP” means the 2022 Stock Incentive Plan of the Company adopted on September 12, 2022, as may be amended from time to time;

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Extension Expenses” means the costs and expenses incurred by SPAC, Sponsor or any of their Affiliates in connection with extending the Business Combination Deadline beyond March 15, 2023, including any amount deposited by Sponsor in the Trust Account in connection with such extension;

“First Plan of Merger” means the plan of merger substantially in the form attached hereto as Exhibit F and any amendment or variation thereto made in accordance with the provisions of the Cayman Act with the consent of the Company and SPAC;

“Fully-Diluted Company Shares” means, without duplication, (a) the aggregate number of Company Shares (i) that are issued and outstanding immediately prior to the Recapitalization and (ii) that are issuable (A) upon the exercise of all Company Options (calculated using the treasury stock method of accounting), and (B) upon the exercise, exchange or conversion of any other Equity Securities of the Company, in each case of clauses (A) and (B), that are issued and outstanding immediately prior to the Recapitalization (whether or not then vested or exercisable as applicable) minus (b) the Company Shares held by the Company or any Subsidiary of the Company (if applicable) as treasury shares; provided that, notwithstanding anything to the contrary in the foregoing, “Fully-Diluted Company Shares” shall not include any Company Shares issuable upon the exercise, exchange or conversion of the Equity Securities listed on Section 1.1(a) of the Company Disclosure Letter or any Company Shares issuable upon the conversion, exchange or exercise of any Equity Securities of the Company issued in connection with any Pre-Closing Financing that are convertible into or exchangeable or exercisable for Company Shares;

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time;

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any government-owned or government-Controlled enterprise, political party, or public or international organization), or any candidate (or those who act in an official capacity for any candidate) for governmental or political office;

“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, regulation or compliance, or any arbitrator or arbitral body, any self-regulated organization, stock exchange, or quasi-governmental authority;

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority;

“Group” or “Group Companies” means the Company and its Subsidiaries, and “Group Company” means any of them;

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and accrued interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” but excluding payables arising in the Ordinary Course, (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally;

“Intellectual Property” means all intellectual property, industrial property and proprietary rights in any and all jurisdictions worldwide, including: (a) Patents, (b) Trademarks, (c) Copyrights, (d) rights in Software, (e) Trade Secrets, (f) “moral” rights, rights of publicity or privacy, data base or data collection rights and other similar intellectual property rights, (g) registrations, applications, extensions, combinations, divisions, reissues and renewals for any of the foregoing in (a)-(d), and (h) all rights in all of the foregoing (a)-(g), including all rights to claim for damages by reason of infringement, misappropriation or violation thereof, with the right to sue for, and collect the same;

“Investment Company Act” means the United States Investment Company Act of 1940;

“IT Systems” means servers, hardware, Software (including in Company Products), websites, databases, circuits, networks, workstations, routers, hubs, data communication or telecommunications equipment and lines, co-location facilities and other information technology, computer and telecommunication systems, platforms, assets and equipment to the extent used or held for use by or for the Business;

“Knowledge of SPAC” or any similar expression means the knowledge of the individuals listed on Section 1.1(a) of the SPAC Disclosure Letter, or the knowledge that any of them would be deemed to have following a reasonable inquiry of his or her direct reports responsible for the applicable subject matter;

“Knowledge of the Company” or any similar expression means the knowledge of the individuals listed on Section 1.1(c) of the Company Disclosure Letter, or the knowledge that any of them would be deemed to have following a reasonable inquiry of his or her direct reports responsible for the applicable subject matter;

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity;

“Leased Real Property” means any real property subject to a Company Lease;

“Liabilities” means debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including those arising under any law, action or Governmental Order and those arising under any Contract;

“Material Contracts” means, collectively, each currently effective Company Contract (other than any Benefit Plan, but including, for the avoidance of doubt, any Company Contract with outstanding obligations) that:

(i)	involves obligations (contingent or otherwise), payments or revenues to or by the Company or any of its Subsidiaries in excess of $10,000,000 during the twelve-month period ended on September 30, 2022;

(ii)	is with each of the Top 10 Suppliers (other than purchase orders under a master purchase, supply or services agreement);

(iii)	is with a Related Party (other than those employment agreements, indemnification agreements, Contracts covered by any Benefit Plan, confidentiality agreements, non-competition agreements or any other agreement of similar nature entered into in the Ordinary Course with employees or technical consultants) with an amount of over $10,000,000;

(iv)	involves (A) indebtedness for borrowed money having an outstanding principal amount in excess of $10,000,000 or (B) an extension of credit, a guaranty, surety, deed of trust, or the grant of an Encumbrance, in each case, to secure any Indebtedness having a principal or stated amount in excess of $10,000,000;

(v)	involves the lease, license, sale, use, disposition or acquisition of a business or assets constituting a business involving (A) purchase price, payments or revenues in excess of $10,000,000, or (B) any “earn-out” or deferred or contingent purchase price payment obligation, in each case, that remains outstanding or under which there are continuing obligations (excluding acquisitions or dispositions in the Ordinary Course or dispositions of tangible assets that are obsolete, worn out, surplus or no longer used in the conduct of the Business);

(vi)	(A) relates to the license, sublicense, grant of other rights (including covenant not to sue), creation, development, assignment or transfer of any material Owned IP or any material Company Product or material Contemplated Company Product, (B) restricts any Group Company’s ability to assign, transfer, license, use or enforce any material Owned IP, (C) relates to the license, sublicense, grant of other rights (including covenant not to sue) of material Company IP, (D) with any Governmental Authority which restricts any Group Company’s ability to use any Intellectual Property or Business Data in any material respect, (E) includes any obligation of any Group Company to pay any royalties or other amounts in excess of $500,000 on an annual basis for the use of any Company IP, or (F) relates to the disclosure of or access to any Company Source Code; in the case of the foregoing clauses, other than (1) Open Source Software licenses and non-exclusive licenses of commercially-available, off-the-shelf software with an annual fee of less than $500,000, (2) any non-exclusive license of Company IP granted by the Company in connection with the manufacture, sale and use of the Company’s products in the Ordinary Course, and (3) assignments of Intellectual Property to the Company or any of its Subsidiaries under Contracts with their (i) employees and (ii) contractors, and in the case of (ii), similar in all material respects to the Company’s form entered into in the Ordinary Course;

(vii)	involves the waiver, compromise or settlement of any dispute, claim, litigation or arbitration resulting in payment obligation of any Group Company with an amount higher than $1,000,000;

(viii)	grants a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;

(ix)	contains covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect, or (B) prohibiting or restricting the Company’s or the Company’s Subsidiaries ability to conduct their respective business with any Person in any geographic area in any material respect, in each cases, other than Contracts entered into in the Ordinary Course which include exclusivity provisions;

(x)	with any Governmental Authority or state-owned enterprise which involves obligations (contingent or otherwise), payments or revenues to or by the Group in excess of $1,000,000 in the twelve-month period ended on September 30, 2022;

(xi)	involves the establishment, contribution to, or operation of a partnership, joint venture or similar arrangement, or involving a sharing of profits or losses, involving payments of an amount higher than $10,000,000;

(xii)	explicitly requires capital expenditure in a single transaction for the Company or any of its Subsidiaries after the date of this Agreement in an amount in excess of $5,000,000;

(xiii)	contains any exclusivity, “most favored nation”, minimum use or purchase requirements;

(xiv)	relates to the sale, issuance, grant, exercise, award, exchange, conversion, purchase, repurchase or redemption of any Equity Securities of a Group Company under which there is any outstanding or continuing obligations on the part of any Group Company or the applicable counterparties; or

(xv)	is a collective bargaining agreement with a Union.

“Merger Consideration” means, collectively, the ADS Merger Consideration and the Ordinary Share Merger Consideration.

“NDA” means the Confidential Disclosure Agreement, dated as of November 14, 2022, between SPAC and the Company;

“Open Source Software” means any Software that is distributed or otherwise made available under “open source”, “community”, or “free software” terms, including: (a) any license that has been approved by the Open Source Initiative, a list of which is available at https://opensource.org/licenses; (b) any license that meets the Open Source Definition promulgated by the Open Source Initiative, which is available at https://opensource.org/osd; (c) any copyleft license; and (d) any license that is substantially similar to those described in any, all, or any combination of the foregoing clauses (a)-(c);

“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the operations of such Person consistent with past practice, as the same may be varied, in good faith and on a commercially reasonable basis, in connection with the Company’s conduct of any Contemplated Business;

“Ordinary Shares” has the meaning given to that term in the Company Charter;

“Ordinary Share Merger Consideration” means the right to receive such number of Company Ordinary Shares by the Founder Shareholders pursuant to Section 2.3(c);

“Organizational Documents” means, with respect to any Person that is not an individual, its certificate of incorporation and bylaws, memorandum and articles of association, limited liability company agreement, or similar organizational documents, in each case, as amended or restated;

“Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, including all Intellectual Property set forth or required to be set forth in Section 3.15(a)(1) of the Company Disclosure Letter;

“Owned Real Property” means any real property owned by the Company or any of its Subsidiaries;

“Patents” means patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom;

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Encumbrances arising or incurred in the Ordinary Course in respect of amounts that are not yet due and payable; (c) rights of any third parties that are party to or hold an interest in any Contract to which the Company or any of its Subsidiaries is a party (in each case not arising as a result of any default by the Company or any of its Subsidiaries thereunder and other than any license or covenant not to sue with respect to any Intellectual Property); (d) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or Encumbrances that do not materially interfere with the present use of the Leased Real Property, (e) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Encumbrances thereon, (ii) any Encumbrances permitted under the Company Lease, and (iii) any Encumbrances encumbering the real property of which the Leased Real Property is a part, (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (f) licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the Ordinary Course, (g) Ordinary Course purchase money Encumbrances and Encumbrances securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Encumbrances arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security (in each case not arising as a result of any default by the Company or any of its Subsidiaries thereunder), (i) reversionary rights in favor of landlords under any Company Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (j) any other Encumbrances (other than with respect to Intellectual Property) that have been incurred or suffered in the Ordinary Course and do not materially impair the existing use of the property affected by such Encumbrance and (k) any Encumbrance disclosed in Section 1.1(d) of the Company Disclosure Letter;

“Person” means any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind;

“Personal Data” means (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including, to the extent constituting or comprising the foregoing, name, street address, telephone number, email address, photograph, social security number, government-issued ID number, customer or account number, health information, financial information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; and (b) all other personal data;

“PIPE Financing Proceeds” means cash proceeds that will be funded prior to, concurrently with, or immediately after, the Closing to the Company in connection with the PIPE Financing;

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

“Pre-Closing Financing Proceeds” means cash proceeds that will be funded to the Company in connection with the Pre-Closing Financing;

“Preferred Shares” means, collectively, Series Pre-A Preferred Shares and Series A Preferred Shares;

“Price per Share” means $5,500,000,000 divided by the Fully-Diluted Company Shares;

“Privacy Laws” means all applicable Laws concerning the Processing of Personal Data, including incident reporting and Security Incident notifying requirements;

“Process,” “Processing” or “Processed” means the access, use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, transmit, sharing, distribution, disclosure, dissemination, making available, alignment, combination, restriction, disposal, erasure or destruction of any information or data (including Personal Data);

“Prohibited Person” means any Person that is (a) a national or resident of or organized or located in any Sanctioned Territory, (b) included on any Sanctions-related list of blocked or designated parties maintained by the U.S. Commerce Department, the U.S. Department of Treasury, and the U.S. Department of State, the United Nations Security Council, HM Treasury of the United Kingdom, or the European Union; (c) owned fifty percent or more, directly or indirectly, by a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; (d) is a Person acting in his or her official capacity as a director, officer, employee, or agent of a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; or (e) a Person with whom business transactions, including exports and imports, are otherwise restricted by Sanctions, including, in each clause above, any updates or revisions to the foregoing and any newly published rules;

“Proxy Statement” means the proxy statement forming part of the Proxy/Registration Statement filed with the SEC, with respect to the SPAC Shareholders’ Meeting and the Transactions, to be used for the purpose of soliciting proxies from SPAC Shareholders to approve the Transaction Proposals;

“Recapitalization Factor” means the quotient obtained by dividing the Price per Share by $10.00;

“Redeeming SPAC Shares” means SPAC Ordinary Shares in respect of which the eligible (as determined in accordance with the SPAC Charter) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption Right;

“Registered IP” means Owned IP issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority, Internet domain name registrar or other authority;

“Related Entity” means Geely International (Hong Kong) Limited, Lotus Group International Limited, or any of their respective Affiliates (excluding the Company or any of its Subsidiaries);

“Related Party” means (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of the Company or any of its Subsidiaries, (b) any director or officer of the Company or any of its Subsidiaries, in each case of clauses (a) and (b), excluding the Company or any of its Subsidiaries;

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates;

“Required Governmental Authorizations” means all material franchises, approvals, permits, consents, qualifications, certifications, authorizations, licenses, orders, registrations, certificates, variances or other similar permits, rights and all pending applications therefor from or with the relevant Governmental Authority required to operate the business of the Company and any of its Subsidiaries, as currently conducted, in accordance with applicable Law;

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any Sanctions and is subject to a general export, import, financial or investment embargo (at the time of this Agreement, the Crimea region of Ukraine, Cuba, the so-called Donetsk and Luhansk People’s Republic region of Ukraine, Iran, North Korea, and Syria).

“Sanctions” means those trade, economic and financial sanctions and export controls laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified Lists, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, or Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224, and the Department of State’s Debarred List), (b) the European Union and enforced by its member states, (c) the United Nations Security Council, (d) His Majesty’s Treasury of the United Kingdom and (e) any other applicable similar trade, economic and financial sanctions administered by a Governmental Authority;

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002;

“SEC” means the United States Securities and Exchange Commission;

“Second Plan of Merger” means the plan of merger substantially in the form attached hereto as Exhibit G and any amendment or variation thereto made in accordance with the provisions of the Cayman Act with the consent of the Company and SPAC;

“Securities Act” means the United States Securities Act of 1933;

“Security Incident” means any actual or suspected data breach, ransomware, phishing or other security incident or Event that resulted in the accidental, unauthorized or unlawful destruction, loss, alteration, corruption, or accidental, unauthorized or unlawful disclosure of, or access to or use or Processing of, (i) any Personal Data included in the Business Data, which has been, or is required under any Data Protection Laws to be, notified to a supervisory or regulatory authority or any other Person, or (ii) any Business Data (including Personal Data) or IT Systems which exposes the Company or any of its Subsidiaries to any material Action or Liabilities or results in any material disruption of any IT Systems or the Business;

“Series A Preferred Shares” has the meaning given to that term in the Company Charter;

“Series Pre-A Preferred Shares” has the meaning given to that term in the Company Charter;

“Shareholders Agreement” means the Fourth Amended and Restated Shareholders Agreement in respect of the Company, dated as of September 20, 2022;

“Social Insurance” means any form of social insurance required under applicable Laws, including without limitation, the PRC national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds;

“Software” means software of any type (including computer programs, applications, object code, binary code, source code, middleware, interfaces, firmware, mask works, microcode, software development kits, libraries, tools, compiled or interpreted programmable logic, objects, bytecode, machine code, subroutines or other code, and software implementations of algorithms, models and methodologies, whether embodied in hardware, firmware or otherwise), integrated circuits, architecture, schematics, description language, and documentation to the extent related to any of the foregoing, including intellectual property, industrial property and proprietary rights in and to any of the foregoing;

“SPAC Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination, “initial business combination” under SPAC’s IPO prospectus or similar transaction, in one transaction or a series of transactions, involving SPAC or involving all or a material portion of the assets, Equity Securities or businesses of SPAC (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (b) any equity or similar investment in SPAC or any of its Controlled Affiliates, in each case, other than the Transactions;

“SPAC Charter” means the Amended and Restated Memorandum and Articles of Association of SPAC, adopted pursuant to a special resolution passed on March 3, 2021, as amended and restated pursuant to a special resolution passed on March 10, 2023 and as may be further amended from time to time;

“SPAC Class A Ordinary Shares” means Class A ordinary shares of SPAC with a par value of $0.0001 each, as further described in the SPAC Charter;

“SPAC Class B Ordinary Shares” means Class B ordinary shares of SPAC with a par value of $0.0001 each, as further described in the SPAC Charter;

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under this Agreement or the Original Merger Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any action taken by the Company, or taken at the written request of the Company, (g) the announcement of this Agreement or the Original Merger Agreement or the consummation of the Transactions, or (h) any change in the trading price or volume of the SPAC Units, SPAC Ordinary Shares or SPAC Warrants (provided that any underlying Event of such changes referred to in this clause (h) may be considered in determining whether there is a SPAC Material Adverse Effect except to the extent such Event is within the scope of any other exception within this definition); provided, however, that in the case of each of clauses (b), (d) and (e), any such Event to the extent it disproportionately affects SPAC relative to other special purpose acquisition companies shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect, but only to the extent of the incremental disproportionate effect on SPAC relative to such other special purpose acquisition companies. Notwithstanding the foregoing, with respect to SPAC, the number of SPAC Shareholders who exercise their SPAC Shareholder Redemption Right or the failure to obtain SPAC Shareholders’ Approval shall not be deemed to be a SPAC Material Adverse Effect;

“SPAC Ordinary Shares” means, collectively, SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares;

“SPAC Preference Shares” means preference shares of SPAC with a par value of $0.0001 each, as further described in the SPAC Charter;

“SPAC Related Party” means any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either SPAC or Sponsor (or any Affiliate of Sponsor);

“SPAC Securities” means, collectively, the SPAC Shares and the SPAC Warrants;

“SPAC Shareholder” means any holder of any SPAC Shares;

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares;

“SPAC Shareholder Redemption Right” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Ordinary Shares to redeem all or a portion of the SPAC Ordinary Shares held by such holder as set forth in the SPAC Charter in connection with the Transaction Proposals or with the Extension Proposal;

“SPAC Shareholders’ Approval” means the vote of SPAC Shareholders required to approve the Transaction Proposals, as determined in accordance with applicable Law and the SPAC Charter;

“SPAC Shares” means the SPAC Ordinary Shares and SPAC Preference Shares;

“SPAC Transaction Expenses” means any fees and expenses paid or payable by SPAC or Sponsor or their respective Affiliates (whether or not billed or accrued for) (i) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, or (ii) otherwise in connection with any business activities and operations of SPAC consistent with its final prospectus, dated as of March 10, 2021 and filed with the SEC on March 12, 2021 (File No. 333-253334), including, without duplication, (a) the Extension Expenses, (b) all fees (including deferred underwriting fees), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (c) any Indebtedness of SPAC owed to Sponsor, its Affiliates or its or their respective shareholders or Affiliates, and (d) any and all filing fees to the Governmental Authorities in connection with the Transactions, except that SPAC shall only be responsible for fifty percent (50%) of the fees, costs and expenses incurred in connection with (x) any filing, submission or application for the Governmental Order pertaining to the anti-trust Laws applicable to the Transactions and (y) the preparation, filing and mailing of the Proxy/Registration Statement in connection with the Transactions;

“SPAC Unit” means the units issued by SPAC in SPAC’s IPO or the exercise of the underwriters’ overallotment option each consisting of one SPAC Class A Ordinary Share and one-third of a SPAC Warrant;

“SPAC Warrant” means all outstanding and unexercised warrants issued by SPAC to acquire SPAC Class A Ordinary Shares;

“Stock Exchange” means NYSE or The Nasdaq Stock Market;

“Subsidiary” means, with respect to a Person, any other Person Controlled, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such Person, respectively;

“Tax” or “Taxes” means all U.S. federal, state, local, non-U.S. or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, unclaimed property, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto;

“Tax Returns” means all U.S. federal, state, local, provincial and non-U.S. income and other material returns, declarations, computations, notices, statements, claims, reports, schedules, forms and information returns, including any attachment thereto or amendment thereof, required or permitted to be supplied to, or filed with, a Governmental Authority with respect to Taxes;

“Top 10 Suppliers” means the top 10 suppliers of the Group Companies (calculated based on the aggregate consideration paid by the Group Companies for the twelve (12) months ended December 31, 2021 and the nine (9) months ended September 30, 2022);

“Trade Secrets” means all trade secrets and other confidential or proprietary information, including know-how and inventions (whether or not patentable or reduced to practice), invention disclosures, improvements, source code, documentation, processes, models, technology, formulae, customer lists, supplier lists, data, databases, and data collections and all rights therein, business and marketing plans, methodologies and all other information, in each case, that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use;

“Trademarks” means trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, toll-free numbers, domain names, social media handles and accounts, and other forms indicia of origin, whether or not registerable as a trademark in any given jurisdiction, together with registrations, renewals, and applications therefor, and the goodwill associated with any of the foregoing;

“Transaction Documents” means, collectively, this Agreement, the NDA, the Sponsor Support Agreement, the Company Support Agreement, the Distribution Agreement, each Put Option Agreement, the Registration Rights Agreement, the Assignment, Assumption and Amendment Agreement, the First Merger Filing Documents, the Second Merger Filing Documents, the Lock-Up Agreements, and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto (including, if any, any Subscription Agreements), and the expression “Transaction Document” means any one of them;

“Transaction Proposals” means the adoption and approval of each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, but in any event including unless otherwise agreed upon in writing by SPAC and the Company: (i) the approval and authorization of this Agreement and the Transactions as a Business Combination, (ii) the approval and authorization of the First Merger and the First Plan of Merger, (iii) the approval and authorization of the Second Merger and the Second Plan of Merger, (iv) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation and vote of proxies because there are not sufficient votes to approve and adopt any of the foregoing or in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption Right if the number of Redeeming SPAC Shares is such that the condition in Section 8.3(c) would not be satisfied, and (v) the adoption and approval of each other proposal that the Stock Exchange or the SEC (or staff members thereof) indicates (x) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (y) are required to be approved by the SPAC Shareholders or the Company Shareholders in order for the Closing to be consummated;

“Transactions” means, collectively, the Mergers and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents;

“Union” means any union, works council or other employee representative body;

“U.S.” means the United States of America;

“Warrant Agreement” means the Warrant Agreement, dated as of March 10, 2021, by and between SPAC and the SPAC Warrant Agent;

“Working Capital Loans” means any loan made to SPAC by any of Sponsor, an Affiliate of Sponsor, or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination;

“Wuhan Lotus Technology” means Wuhan Lotus Technology Co., Ltd. (武汉路特斯科技有限公司), an indirect wholly owned PRC Subsidiary of the Company; and

“Wuhan Lotus E-Commerce” means Wuhan Lotus E-Commerce Co., Ltd. (武汉路特斯电子商务有限公司), an indirect wholly owned PRC Subsidiary of the Company.

Section 1.2.         Construction.

(a)        Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation”; and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if”; (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “will” shall be construed to have the same meaning as the word “shall”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (xi) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns; and (xiv) “made available to SPAC” (and all similar phrases used herein that mean such) shall mean present in the online data room maintained for purposes of the Transactions at least two (2) Business Days prior to the date hereof, which online data room (including all of its contents as of two (2) Business Days prior to the date hereof) shall be maintained by the Company without any deletion or modification and continue to be available to SPAC and its Representatives following the date hereof until the Closing.

(b)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)            References to “$,” “dollar,” or “cents” are to the lawful currency of the United States of America.

(d)            Whenever this Agreement refers to a number of days or months, such number shall refer to calendar days or months unless Business Days are expressly specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e)            All accounting terms used in this Agreement and not expressly defined in this Agreement shall have the meanings given to them under GAAP.

(f)            Unless the context of this Agreement otherwise requires, (i) references to SPAC with respect to periods following the First Effective Time shall be construed to mean Surviving Entity 1 and vice versa and (ii) references to Merger Sub 2 with respect to periods following the Second Effective Time shall be construed to mean Surviving Entity 2 and vice versa.

(g)            The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.

(h)            Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(i)            The term “the date of this Agreement” or “the date hereof” means January 31, 2023.

(j)            Capitalized terms used in the Exhibits and the Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement.

(k)            With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

Article II

TRANSACTIONS; CLOSING

Section 2.1.           Pre-Closing Actions. On the Closing Date, immediately prior to the First Effective Time, the following actions shall take place or be effected (in the order set forth in this Section 2.1):

(a)         Preferred Share Conversion. Each of the Preferred Shares that is issued and outstanding immediately prior to such time shall be converted into one Ordinary Share on a one-for-one basis, by re-designation and re-classification, in accordance with the Company Charter (the “Preferred Share Conversion”).

(b)         Organizational Documents of the Company. The amended and restated memorandum and articles of association of the Company attached hereto as Exhibit H (the “A&R Company Charter”) shall be adopted and become effective.

(c)         Re-designation. Immediately following the Preferred Share Conversion and immediately prior to the Recapitalization, 500,000,000 authorized but unissued Ordinary Shares shall be re-designated as shares of a par value of US$0.00001 each of such class or classes (however designated) as the Company Board may determine in accordance with the A&R Company Charter (the “Re-designation”), such that the authorized share capital of the Company shall be US$50,000 divided into 5,000,000,000 shares of par value of US$0.00001 each, consisting of 4,500,000,000 ordinary shares of a par value of US$0.00001 each, and 500,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the Company Board may determine in accordance with the A&R Company Charter.

(d)        Recapitalization.

(i)            Immediately following the Re-designation and prior to the First Effective Time, each issued Company Ordinary Share shall be recapitalized by way of a repurchase in exchange for the issuance of such number of Company Ordinary Shares equal to the Recapitalization Factor (i.e., one such Company Ordinary Share multiplied by the Recapitalization Factor) (the “Recapitalization”); provided that no fraction of a Company Ordinary Share will be issued by virtue of the Recapitalization, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded down to the nearest whole number.

(ii)            Any Company Options issued and outstanding immediately prior to the Recapitalization shall be adjusted to give effect to the foregoing transactions, such that (a) each Company Option shall be exercisable for that number of Company Ordinary Shares equal to the product of (x) the number of Ordinary Shares subject to such Company Option immediately prior to the Recapitalization multiplied by (y) the Recapitalization Factor, such number of Company Ordinary Shares to be rounded down to the nearest whole number; and (b) the per share exercise price for each Company Ordinary Share, as the case may be, issuable upon exercise of the Company Options, as adjusted, shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the per share exercise price for each Ordinary Share subject to such Company Option immediately prior to the First Effective Time by (y) the Recapitalization Factor (together with the adoption of the A&R Company Charter, Preferred Share Conversion, the Re-designation and the Recapitalization, the “Capital Restructuring”). Subject to and without limiting anything contained in Section 6.1, the Recapitalization Factor shall be adjusted to reflect appropriately the effect of any share subdivision, capitalization, share dividend or share distribution (including any dividend or distribution of securities convertible into Company Shares), reorganization, recapitalization, reclassification, consolidation, exchange of shares or other like change (in each case, other than the Capital Restructuring) with respect to Company Shares occurring on or after the date hereof and prior to the Closing Date.

Section 2.2.         The Mergers.

(a)         The First Merger. Subject to Section 2.2(c), on the date which is three (3) Business Days after the first date on which all conditions set forth in Article VIII that are required hereunder to be satisfied on or prior to the Closing shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as shall be agreed upon by the Company and SPAC in writing, the closing of the Transactions contemplated by this Agreement with respect to the Mergers (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 10.9. At the Closing, Merger Sub 1 shall merge with and into SPAC, with SPAC being the surviving company (as defined in the Cayman Act) in the First Merger (the day on which the Closing occurs, the “Closing Date”). On the Closing Date, SPAC and Merger Sub 1 shall execute and cause to be filed with the Cayman Registrar, the First Plan of Merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the First Merger effective (collectively, the “First Merger Filing Documents”). The First Merger shall become effective at the time when the First Plan of Merger is registered by the Cayman Registrar or at such later time permitted by the Cayman Act as may be agreed by Merger Sub 1 and SPAC in writing and specified in the First Plan of Merger (the “First Effective Time”).

(b)        The Second Merger. Immediately following the consummation of the First Merger, Surviving Entity 1 shall merge with and into Merger Sub 2, with Merger Sub 2 being the surviving company (as defined in the Cayman Act) in the Second Merger. Immediately following the consummation of the First Merger, Surviving Entity 1 and Merger Sub 2 shall execute and cause to be filed with the Cayman Registrar, the Second Plan of Merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the Second Merger effective (collectively, the “Second Merger Filing Documents”). The Second Merger shall become effective at the time when the Second Plan of Merger is registered by the Cayman Registrar or at such later time permitted by the Cayman Act as may be agreed by Surviving Entity 1 and Merger Sub 2 in writing and specified in the Second Plan of Merger (the “Second Effective Time”).

(c)         Notice to SPAC Shareholders Delivering Written Objection. If any SPAC Shareholder gives to SPAC, before the SPAC Shareholders’ Approval is obtained at the SPAC Shareholders’ Meeting, written objection to the First Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Act:

(i)            SPAC shall, in accordance with Section 238(4) of the Cayman Act, promptly give written notice of the authorization of the First Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection, and

(ii)            unless SPAC and the Company elect by agreement in writing to waive this Section 2.2(c)(ii), no party shall be obligated to commence the Closing, and the First Plan of Merger shall not be filed with the Cayman Registrar until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Act, as referred to in Section 239(1) of the Cayman Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 8.1, Section 8.2 and Section 8.3.

(d)         PIPE Financing Notices. Promptly following the First Effective Time, the Company shall deliver notices to the parties to the PIPE Financing, if any, to cause the release of funds from escrow to the Company.

(e)         Effect of the Mergers. The Mergers shall have the effects set forth in this Agreement, the First Plan of Merger, the Second Plan of Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, (a) at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of Merger Sub 1 and SPAC shall become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of Surviving Entity 1 (including all rights and obligations with respect to the Trust Account), which shall include the assumption by Surviving Entity 1 of any and all agreements, covenants, duties and obligations of Merger Sub 1 and SPAC to be performed after the First Effective Time set forth in this Agreement and the other Transaction Documents to which Merger Sub 1 or SPAC is a party, and Surviving Entity 1 shall thereafter exist as a wholly owned Subsidiary of the Company and the separate corporate existence of Merger Sub 1 shall cease to exist, and (b) at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities, and duties of Surviving Entity 1 and Merger Sub 2 shall become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of Surviving Entity 2, which shall include the assumption by Surviving Entity 2 of any and all agreements, covenants, duties and obligations of Surviving Entity 1 and Merger Sub 2 to be performed after the Second Effective Time set forth in this Agreement and the other Transaction Documents to which Surviving Entity 1 or Merger Sub 2 is a party, and Surviving Entity 2 shall thereafter exist as a wholly owned Subsidiary of the Company and the separate corporate existence of Surviving Entity 1 shall cease to exist.

(f)         Organizational Documents of Surviving Entity 1. At the First Effective Time, in accordance with the First Plan of Merger, SPAC will adopt the memorandum and articles of association of Merger Sub 1, as in effect immediately prior to the First Effective Time, as the memorandum and articles of association of Surviving Entity 1, save and except that all references to the share capital of Surviving Entity 1 shall be amended to refer to the correct authorized share capital of Surviving Entity 1 consistent with the First Plan of Merger, until thereafter amended in accordance with the applicable provisions of the Cayman Act and such memorandum and articles of association.

(g)         Organizational Documents of Surviving Entity 2. At the Second Effective Time, in accordance with the Second Plan of Merger, the memorandum and articles of association of Merger Sub 2, as so amended and restated, shall be the memorandum and articles of association of Surviving Entity 2, save and except that all reference to the share capital of Surviving Entity 2 shall be amended to refer to the correct authorized share capital of Surviving Entity 2 consistent with the Second Plan of Merger, until thereafter amended in accordance with the applicable provisions of the Cayman Act and such memorandum and articles of association.

(h)         Directors and Officers of Surviving Entity 1 and Surviving Entity 2. At the First Effective Time, the directors and officers of Merger Sub 1 immediately prior to the First Effective Time shall be the initial directors and officers of Surviving Entity 1, each to hold office in accordance with the Organizational Documents of Surviving Entity 1. At the Second Effective Time, the directors and officers of Merger Sub 2 immediately prior to the Second Effective Time shall be the initial directors and officers of Surviving Entity 2, each to hold office in accordance with the Organizational Documents of Surviving Entity 2.

Section 2.3.         Effect of the Mergers on Issued Securities of SPAC, Merger Sub 1 and Merger Sub 2. At the Closing, by virtue of the Mergers and without any action on the part of any party hereto or any other Person, the following shall occur:

(a)         SPAC Class B Conversion. Immediately prior to the First Effective Time, each SPAC Class B Ordinary Share shall be automatically converted into one SPAC Class A Ordinary Share in accordance with the terms of the SPAC Charter (such automatic conversion, the “SPAC Class B Conversion”) and each SPAC Class B Ordinary Share shall no longer be issued and outstanding and shall be cancelled, and each former holder of SPAC Class B Ordinary Shares shall thereafter cease to have any rights with respect to such shares.

(b)         SPAC Units. At the First Effective Time, each SPAC Unit outstanding immediately prior to the First Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-third of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”), which underlying SPAC Securities shall be adjusted in accordance with the applicable terms of this Section 2.3; provided that no fractional SPAC Warrant will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the number of SPAC Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Warrants.

(c)         SPAC Ordinary Shares. Immediately following the Unit Separation in accordance with Section 2.3(b), (i) each SPAC Class A Ordinary Share (which, for the avoidance of doubt, includes the SPAC Class A Ordinary Shares (A) issued in connection with the SPAC Class B Conversion and (B) held as a result of the Unit Separation) issued and outstanding immediately prior to the First Effective Time (other than any SPAC Shares referred to in Section 2.3(e), Redeeming SPAC Shares, Dissenting SPAC Shares or any SPAC Shares held by the Founder Shareholders) shall automatically be cancelled and cease to exist in exchange for the right to receive one Company ADS; and (ii) each SPAC Share issued and outstanding immediately prior to the First Effective Time held by the Founder Shareholders shall automatically be cancelled and cease to exist in exchange for the right to receive one Company Ordinary Share. As of the First Effective Time, each SPAC Shareholder shall cease to have any other rights in and to such SPAC Shares, except as expressly provided herein.

(d)            Exchange of SPAC Warrants. Each SPAC Warrant (which, for the avoidance of doubt, includes the SPAC Warrants held as a result of the Unit Separation) outstanding immediately prior to the First Effective Time shall cease to be a warrant with respect to SPAC Ordinary Shares and be assumed by the Company and converted into a warrant to purchase one Company Ordinary Share in the form of Company ADS (each, a “Company Warrant”). Each Company Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the First Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Assignment, Assumption and Amendment Agreement.

(e)            SPAC Treasury Shares. Notwithstanding Section 2.3(c) above or any other provision of this Agreement to the contrary, if there are any SPAC Shares that are owned by SPAC as treasury shares or any SPAC Shares owned by any direct or indirect Subsidiary of SPAC immediately prior to the First Effective Time, such SPAC Shares shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(f)            Redeeming SPAC Shares. Each Redeeming SPAC Share issued and outstanding immediately prior to the First Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the SPAC Shareholder Redemption Amount in accordance with the SPAC Charter.

(g)            Dissenting SPAC Shares. Each Dissenting SPAC Share issued and outstanding immediately prior to the First Effective Time held by a Dissenting SPAC Shareholder shall automatically be cancelled and cease to exist in accordance with Section 2.7(a) and shall thereafter represent only the right of such Dissenting SPAC Shareholder to be paid the fair value of such Dissenting SPAC Share and such other rights as are granted by the Cayman Act.

(h)            Merger Sub 1 Share. At the First Effective Time, each ordinary share, par value $0.00001 per share, of Merger Sub 1, issued and outstanding immediately prior to the First Effective Time shall remain issued and outstanding and continue existing and constitute the only issued and outstanding share capital of Surviving Entity 1 and shall not be affected by the First Merger.

(i)            Surviving Entity 1 Share; Merger Sub 2 Share. At the Second Effective Time, (i) each ordinary share of Surviving Entity 1 that is issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and cease to exist without any payment therefor, and (ii) each ordinary share, par value $0.00001 per share, of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain issued and outstanding and continue existing and constitute the only issued and outstanding share capital of Surviving Entity 2 and shall not be affected by the Second Merger.

Section 2.4.         Closing Deliverables.

(a)         No later than two (2) Business Days prior to the Closing Date:

(i)            SPAC shall deliver to the Company written notice (the “SPAC Closing Statement”) setting forth: (i) the amount of cash in the Trust Account (after deducting the SPAC Shareholder Redemption Amount) as of the Closing Date, (ii) the amount of Aggregate Cash Proceeds, (iii) the number of SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and SPAC Warrants to be issued and outstanding as of immediately prior to the Closing after giving effect to the Unit Separation and any valid exercise of SPAC Shareholder Redemption Right, (iv) the calculation of the Merger Consideration pursuant to Section 2.3(c), and (v) SPAC’s good faith estimate of the amount of SPAC Transaction Expenses, including the respective amounts and wire transfer instructions for the payment thereof; provided, that SPAC will consider in good faith the Company’s comments to the SPAC Closing Statement, and if any adjustments are made to the SPAC Closing Statement prior to the Closing, such adjusted SPAC Closing Statement shall thereafter become the SPAC Closing Statement for all purposes of this Agreement; and

(ii)            The Company shall deliver to SPAC written notice (the “Company Closing Statement”) setting forth: (i)  the number of Company Ordinary Shares to be issued and outstanding as of immediately prior to the Closing after giving effect to the Capital Restructuring, and (ii) the Company’s good faith estimate of the amount of Company Transaction Expenses, including the respective amounts and wire transfer instructions for the payment thereof; provided, that the Company will consider in good faith SPAC’s comments to the Company Closing Statement, and if any adjustments are made to the Company Closing Statement prior to the Closing, such adjusted Company Closing Statement shall thereafter become the Company Closing Statement for all purposes of this Agreement.

(b)        At the Closing,

(i)            SPAC shall deliver or cause to be delivered to the Company, a certificate signed by an authorized director or officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been fulfilled;

(ii)            The Company shall deliver or cause to be delivered to SPAC, a certificate signed by an authorized director or officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(iii)            The Company shall deliver or cause to be delivered to SPAC, evidence of the appointment of the director(s) designated by SPAC to the board of directors of the Company pursuant to Section 5.6;

(iv)            SPAC or Surviving Entity 2, as applicable, shall pay, or cause the Trustee to pay at the direction and on behalf of Surviving Entity 2, by wire transfer of immediately available funds from the Trust Account (i) as and when due all amounts payable on account of the SPAC Shareholder Redemption Amount to former SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right, (ii) (A) all accrued and unpaid Company Transaction Expenses, as set forth on the Company Closing Statement, and (B) all accrued and unpaid SPAC Transaction Expenses, as set forth on the SPAC Closing Statement, and (iii) immediately thereafter, all remaining amounts then available in the Trust Account (if any) (the “Remaining Trust Fund Proceeds”) to a bank account designated by Surviving Entity 2 for its immediate use, subject to this Agreement and the Trust Agreement, and thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

(v)            If a bank account of the Company or any of its Subsidiaries is designated by Surviving Entity 2 under Section 2.4(b)(iv), the payment of the Remaining Trust Fund Proceeds to such bank account may be treated as (i) an advance from Surviving Entity 2 to the Company or such Subsidiary of the Company, or (ii) a dividend from Surviving Entity 2 to the Company, in each case, as determined by Surviving Entity 2 in its sole discretion, subject to applicable Laws.

Section 2.5.         Establishment of ADS Facility; Distribution of Merger Consideration.

(a)         Prior to the First Effective Time, the Company shall cause a sponsored American depositary share facility for the Company Ordinary Shares (the “ADS Facility”) to be established with a reputable depositary bank reasonably acceptable to SPAC (such bank or any successor depositary bank, the “Depositary Bank”) for the purpose of issuing and distributing the Company ADSs, including specifically and without limitation (i) entering into a customary deposit agreement with the Depositary Bank (the “Deposit Agreement”) establishing the ADS Facility, to be effective as of the First Effective Time, in form and substance reasonably acceptable to SPAC, and (ii) filing with the SEC a registration statement on Form F-6 relating to the registration under the Securities Act for the issuance of the Company ADSs (the “Form F-6”). The Company shall use its reasonable best efforts to cause the Depositary Bank to file such Form F-6 with the SEC prior to or in conjunction with the declaration of the effectiveness of the Proxy/Registration Statement by the SEC.

(b)         SPAC shall, as promptly as reasonably practicable following SPAC’s receipt of the final determination of such number from the Trustee, notify the Company in writing of the number of the Redeeming SPAC Shares. As soon as practicable upon receipt of the foregoing notification from SPAC and in any event prior to the First Effective Time, the Company shall (i) allot and issue, or cause to be allotted and issued, to the Depositary Bank (or its custodian), credited as fully paid and free of all Encumbrance, such number of Company Ordinary Shares equal to the aggregate number of Company ADSs to be issued to the applicable holders of SPAC Shares pursuant to Section 2.3(c) (such holder, the “SPAC ADS Recipients”), and (ii) deposit or cause to be deposited with the Depositary Bank (or its custodian) such Company Ordinary Shares representing the aggregate number of such Company ADSs to be issued for the benefit of the SPAC ADS Recipients, for exchange in accordance with this Article II, and (iii) the Depositary Bank shall be authorized to issue and distribute the ADS Merger Consideration to the SPAC ADS Recipients in accordance with this Agreement and the Deposit Agreement and an instruction provided by the Company.

(c)            At or prior to the First Effective Time, the Company shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Company Warrants remain outstanding, a sufficient number of Company Ordinary Shares for delivery to the Depositary Bank upon the exercise of such Company Warrants. After the First Effective Time, upon any exercise of the Company Warrants by the holders thereof (the “Exercising Warrantholders”), the Company shall, in accordance with the Warrant Agreement (as amended by the Assignment, Assumption and Amendment Agreement), promptly (i) allot and issue, or cause to be allotted and issued, and deposit with the Depositary Bank (or its custodian) such number of Company Ordinary Shares underlying such exercised Company Warrants credited as fully paid and free of all Encumbrance, and (ii) instruct the Depositary Bank to issue, register and deliver a number of Company ADSs equal to such Company Ordinary Shares underlying such exercised Company Warrants to the Exercising Warrantholders in accordance with the Warrant Agreement (as amended by the Assignment, Assumption and Amendment Agreement) and the Deposit Agreement; provided, that the Company shall deliver to the Depositary Bank its written consent to the delivery of Company ADSs representing any of those Company Ordinary Shares underlying any exercised Company Warrants that are Restricted Securities (to be defined in the Deposit Agreement), which consent will be subject to the conditions that those Company ADSs will not be eligible for holding through DTC and those Company ADSs will be subject to a legend describing the applicable transfer restrictions. The Company ADSs are at all times subject to the terms of the Deposit Agreement.

(d)            Following the First Effective Time, (i) the Depositary Bank shall distribute the ADS Merger Consideration to the SPAC ADS Recipients in accordance with this Section 2.5 and the Deposit Agreement; and (ii) the Company shall distribute the Ordinary Share Merger Consideration to the Founder Shareholders pursuant to Section 2.3(c).

(e)            The Company ADSs (other than the Company ADSs representing those Company Ordinary Shares that are Restricted Securities (to be defined in the Deposit Agreement)) shall be accepted into the DTC, and each of the SPAC ADS Recipients and Exercising Warrantholders that holds Company ADSs shall be entitled to receive a book-entry authorization representing the number of Company ADSs that such holder has the right to receive pursuant to this Agreement, the Warrant Agreement (as amended by the Assignment, Assumption and Amendment Agreement), and the terms of the Company Warrant, as applicable.

(f)            The Depositary Bank will hold the Company Ordinary Shares from time to time in accordance with the terms of the Deposit Agreement, and holders of Company ADSs will have the rights with respect to the Company Ordinary Shares underlying the Company ADSs they hold that are specified in the Deposit Agreement.

(g)            From and after the First Effective Time, there shall be no further registration of transfers of SPAC Shares thereafter on the records of SPAC. If, after the First Effective Time, any SPAC Shares are presented to the Company, Surviving Entity 2 or the Depositary Bank for any reason, they shall be cancelled and exchanged for the applicable portion of the Merger Consideration with respect thereto in accordance with the procedures set forth in, or as otherwise contemplated by, this Article II.

Section 2.6.         Further Assurances. If, at any time after the First Effective Time, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, the Parties (or their respective designees) shall take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.

Section 2.7.         Dissenter’s Rights.

(a)         Subject to Section 2.2(c)(ii) but notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Act, SPAC Shares that are issued and outstanding immediately prior to the First Effective Time and that are held by SPAC Shareholders who shall have validly exercised their dissenters’ rights for such SPAC Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting SPAC Shares,” and the holders of such Dissenting SPAC Shares being the “Dissenting SPAC Shareholders”) shall not be converted into, and such Dissenting SPAC Shareholders shall have no right to receive, the applicable Merger Consideration unless and until such Dissenting SPAC Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Act. The SPAC Shares owned by any SPAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall cease to be Dissenting SPAC Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Effective Time, the right to receive the applicable Merger Consideration, without any interest thereon in accordance with Section 2.3(c).

(b)         Prior to the Closing, SPAC shall give the Company (i) prompt written notice of any demands for dissenters’ rights received by SPAC from SPAC Shareholders and any withdrawals of such demands and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Act. SPAC shall not, except with the prior written consent of the Company, make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by a SPAC Shareholder of its rights to dissent from the First Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

Section 2.8.        Withholding. Notwithstanding anything to the contrary in this Agreement, each of the Parties (and their respective Affiliates and Representatives) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. Other than in respect of amounts subject to compensatory withholding, each of the Parties (or their respective Affiliates or Representatives) shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made at least five (5) Business Days prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. Each of the Parties (or their Affiliates or Representatives), as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld by the Parties (or their Affiliates or Representatives), as the case may be, and timely paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to SPAC as follows, (a) in respect of the entirety of this Article III (other than Section 3.1, Section 3.5 and Section 3.6), as of January 31, 2023, and (b) solely in respect of Section 3.1, Section 3.5 and Section 3.6, as of October 11, 2023 (in each case of clauses (a) and (b), except for any such representation and warranty (or part thereof) that expressly speaks as of a particular date or period of time, in which case as of such particular date or period of time):

Section 3.1.        Organization, Good Standing and Qualification. The Company (a) is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, (b) has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, and (c) is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except in the case of clause (c), where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole. Prior to the execution of the Original Merger Agreement, true and accurate copies of the Company Charter, the Shareholders Agreement, and any Organizational Documents of the Merger Subs, each as in effect as of the date of the Original Merger Agreement, have been made available by or on behalf of the Company to SPAC and each as so delivered is in full force and effect. Neither the Company nor any of the Merger Subs is in default of any term or provision of such Organizational Documents in any material respect.

Section 3.2.         Subsidiaries.

(a)        A complete list, as of the date of this Agreement, of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities, as applicable, is set forth on Section 3.2(a) of the Company Disclosure Letter. Except as set forth in Section 3.2(a) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, company, partnership, joint venture or business association or other entity. Each Subsidiary of the Company has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing (to the extent such concept is applicable in such Subsidiary’s jurisdiction of formation) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in such Subsidiary’s jurisdiction of formation), as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

(b)        All the Control Documents have been duly executed and delivered and constitute legally binding obligations of the parties hereto in accordance with their respective terms. As a result, Wuhan Lotus Technology has established effective Control over Wuhan Lotus E-Commerce through the Control Documents. The equity pledge by the equity holders of Wuhan Lotus E-Commerce in favor of Wuhan Lotus Technology pursuant to the Control Documents has been registered with Governmental Authorities (the “Equity Pledge Registration”). The Equity Pledge Registration remains effective and valid, and there is no Encumbrance held by any Person on the Equity Securities in Wuhan Lotus E-Commerce other than the Equity Pledge Registration.

Section 3.3.        Capitalization of the Company.

(a)        As of the date of this Agreement, the authorized share capital of the Company is $50,000 divided into 5,000,000,000 shares of $0.00001 par value each, comprised of (x) 4,691,947,371 ordinary shares of the Company, par value of $0.00001 each, of which 2,142,922,222 ordinary shares are issued and outstanding as of the date of this Agreement and (y) 308,052,629 Preferred Shares, of which (i) 184,596,297 shares are designated Series Pre-A Preferred Shares, all of which are issued and outstanding as of the date of this Agreement, and (ii) 123,456,332 shares are designated Series A Preferred Shares, all of which are issued and outstanding as of the date of this Agreement.

(b)        Set forth in Section 3.3(b) of the Company Disclosure Letter are (i) a true and correct list of each holder of Company Shares and the number and class of Company Shares held by each such holder as of the date hereof, and (ii)  the number and class of securities (if applicable) of all of the issued and outstanding Equity Securities (other than the Company Shares) of the Company as of the date hereof. Except as set forth in Section 3.3(b) of the Company Disclosure Letter, there are no other Equity Securities of the Company issued or outstanding as of the date of this Agreement. All of the issued and outstanding Company Shares (w) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (x) have been offered, sold and issued by the Company in compliance with applicable Law, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (1) the Company Charter and (2) any other applicable Contracts governing the issuance or allotment of such securities to which the Company is a party or otherwise bound; and (y) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Company Charter, the Shareholders Agreement or any other Contract, in any such case to which the Company is a party or otherwise bound.

(c)            All Company Options outstanding as of the date of this Agreement were granted pursuant to the ESOP and an option award agreement, in each case, in substantially the forms previously made available to SPAC.

(d)            Except as otherwise set forth in this Section 3.3 or on Section 3.3(d) of the Company Disclosure Letter or as contemplated by this Agreement or the other Transaction Documents, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for Company Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities of the Company, or for the repurchase or redemption by the Company of shares or other Equity Securities of the Company or the value of which is determined by reference to shares or other Equity Securities of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares or other Equity Securities of the Company.

(e)            The Company Ordinary Shares (including those to be issued in respect of the Company Warrants), when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable federal and state securities Laws, and not subject to, and shall be free and clear of all Encumbrances, except for such restrictions arising under any provision of any applicable Law, the Organizational Documents of the Company or any applicable Transaction Document.

Section 3.4.        Capitalization of Subsidiaries.

(a)            The share capital of each Subsidiary of the Company as of the date of this Agreement are set forth on Section 3.4(a) of the Company Disclosure Letter. Except as set forth on Section 3.4(a) of the Company Disclosure Letter or as contemplated by this Agreement or the other Transaction Documents, the outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and allotted, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold, issued and allotted in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Organizational Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance or allotment of such securities to which such Subsidiary is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each such Subsidiary or any other Contract, in any such case to which each such Subsidiary is a party or otherwise bound.

(b)            Except as contemplated by this Agreement or the other Transaction Documents, the Company owns, directly or indirectly through its Subsidiaries, of record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Encumbrances other than Permitted Encumbrances.

(c)         Except as set forth in Section 3.4(a) of the Company Disclosure Letter and as contemplated by this Agreement or the other Transaction Documents, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of any such Subsidiary exercisable or exchangeable for any Equity Securities of such Subsidiary, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance by any such Subsidiary of additional shares, the sale of treasury shares or other Equity Securities, or for the repurchase or redemption by such Subsidiary of shares or other Equity Securities of such Subsidiary the value of which is determined by reference to shares or other Equity Securities of such Subsidiary, and there are no voting trusts, proxies or agreements of any kind which may obligate any such Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.

Section 3.5.         Authorization.

(a)         Other than the Company Shareholders’ Approval, each of the Company and the Merger Subs has all corporate power, and authority to (i) enter into, execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the Transactions and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company or any Merger Sub is a party and the consummation of Transactions have been duly and validly authorized and approved by the Company Board, and the board of directors of each Merger Sub, and other than the Company Shareholders’ Approval, no other company or corporate proceeding on the part of the Company or either Merger Sub is necessary to authorize this Agreement and the other Transaction Documents to which the Company or either Merger Sub is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and on or prior to the Closing, the other Transaction Documents to which the Company or either Merger Sub is a party will be, duly and validly executed and delivered by the Company or either Merger Sub, as applicable, and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which the Company or either Merger Sub is a party will constitute, a legal, valid and binding obligation of the Company or either Merger Sub, as applicable, enforceable against the Company or either Merger Sub, as applicable, in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (collectively, the “Enforceability Exceptions”).

(b)            The Company Shareholders’ Approval are the only votes and approvals of holders of Company Shares and other Equity Securities of the Company necessary in connection with execution by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions.

(c)            On or prior to the date of the Original Merger Agreement, the Company Board has duly adopted resolutions (i) determining that the Original Merger Agreement and the other Transaction Documents to which the Company is a party and the Transactions would be in the best interests of the Company and (ii) authorizing and approving the execution, delivery and performance by the Company of the Original Merger Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions. On or prior to the date of this Agreement, the Company Board has duly adopted resolutions authorizing and approving the execution and delivery of such amendments and additions to the Original Merger Agreement and the other Transaction Documents to which the Company is a party as the authorized persons deem necessary or appropriate.

(d)        On or prior to the date of the Original Merger Agreement, the sole director of Merger Sub 1 has (i) determined that it is desirable and in the commercial interests of Merger Sub 1 to enter into the Original Merger Agreement and to consummate the First Merger and the other Transactions, (ii) approved and declared desirable the Original Merger Agreement (with such amendments and additions thereto as the sole director approves in its sole discretion) and the First Plan of Merger and the execution, delivery and performance of the Original Merger Agreement (with such amendments and additions thereto as the sole director approves in its sole discretion) and the First Plan of Merger and the consummation of the Transactions. On or prior to the date of this Agreement, the Company, in its capacity as the sole shareholder of Merger Sub 1, has approved the First Plan of Merger by a written resolution;

(e)         On or prior to the date of the Original Merger Agreement, the sole director of Merger Sub 2 has (i) determined that it is desirable and in the commercial interests of Merger Sub 2 to enter into the Original Merger Agreement and to consummate the Second Merger and the other Transactions, (ii) approved and declared desirable the Original Merger Agreement (with such amendments and additions thereto as the sole director approves in its sole discretion) and the Second Plan of Merger and the execution, delivery and performance of the Original Merger Agreement (with such amendments and additions thereto as the sole director approves in its sole discretion) and the Second Plan of Merger and the consummation of the Transactions. On or prior to the date of this Agreement, the Company, in its capacity as the sole shareholder of Merger Sub 2 and in its capacity as the sole shareholder of Surviving Entity 1 at the time of the Second Merger, respectively, has approved the Second Plan of Merger by a written resolution.

Section 3.6.        Consents; No Conflicts. Assuming the representations and warranties in Article IV are true and correct, except (a) for the Company Shareholders’ Approval, (b) for the registration or filing with the Cayman Registrar, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions and the publication of notification of the Mergers in the Cayman Islands Government Gazette pursuant to the Cayman Act and (c) for such other filings, notifications, notices, submissions, applications or consents the failure of which to be obtained or made would not, individually or in the aggregate, have, or reasonably be likely to have, a material effect on the ability of the Company to enter into and perform its obligations under this Agreement, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of the Company, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by the Company does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, assuming the representations and warranties in Article IV are true and correct, and except for the matters referred to in clauses (a) through (c) of the immediately preceding sentence, (i) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of any Group Company) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of any Group Company, each as currently in effect, (C) any applicable Law, (D) any Company Contract, (E) any Required Governmental Authorization, or (ii) result in the creation of any Encumbrance upon any of the properties or assets of any Group Company other than any restrictions under federal or state securities laws, this Agreement, the Company Charter and Permitted Encumbrances, except in the case of sub-clauses (A), (C), (D) and (E) of clause (i) or clause (ii), as would not have a Company Material Adverse Effect.

Section 3.7.        Compliance with Laws; Consents; Permits. Except as disclosed in Section 3.7 of the Company Disclosure Letter:

(a)         Except as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, in the three (3) years prior to the date hereof, (i) the Company and its Subsidiaries are, and have been, in compliance with all applicable Laws; (ii) neither the Company nor any of its Subsidiaries, to the Knowledge of the Company, is or has been subject to any investigation by or for any Governmental Authority with respect to any violation of any applicable Laws.

(b)         Except as set forth in Section 3.7 of the Company Disclosure Letter, in the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries has received any letter or other written communication from, and, to the Knowledge of the Company, there has not been any public notice of a type customary as a form of notification of such matters in the jurisdiction by, any Governmental Authority threatening in writing or providing notice of (i) the revocation or suspension of any Required Governmental Authorizations issued to the Company or any of its Subsidiaries, (ii) the need for compliance or remedial actions in respect of the activities carried out by the Company or any of its Subsidiaries, or (iii) any alleged or finding of any violation of Law, in each case, except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(c)         Neither the Company nor any of its Subsidiaries is engaged in any proceedings, demands, inquiries, hearings, or investigations, before any court, statutory or governmental body, department, board or agency relating to applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, and to the Knowledge of the Company, no such proceeding, demand, inquiry, investigation or hearing has been threatened in writing.

(d)        Neither the Company, any of its Subsidiaries, any of their respective directors, or officers, nor to the Knowledge of the Company, any employees, agents or any other Persons acting for or on behalf of the Company or any of its Subsidiaries has at any time in the three (3) years prior to the date hereof: (i) made any bribe, influence payment, kickback, payoff, or any other type of payment (whether tangible or intangible) or provided any benefits that would be unlawful under any applicable anti-bribery or anti-corruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or commercial entity to obtain a business advantage, such as the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, the Anti-Corruption Act (As Revised) of the Cayman Islands, or any other local or foreign anti-corruption or anti-bribery Law, as may be applicable (collectively, “Anti-Corruption Laws”); (ii) been in violation of any Anti-Corruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Corruption Laws.

(e)            Neither the Company, any of its Subsidiaries, any of their respective directors or officers, nor to the Knowledge of the Company, any employees or agents acting for or on behalf of the Company or any of its Subsidiaries, has at any time in the three (3) years prior to the date hereof been found by a Governmental Authority to have violated any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, or is subject to any indictment or any government investigation with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(f)            Neither the Company, any of its Subsidiaries, any of their respective directors, or officers, nor to the Knowledge of the Company, any employees, agents or any other Person acting for or on behalf of the Company or any of its Subsidiaries, is a Prohibited Person, and no Prohibited Person has at any time in the three (3) years prior to the date hereof been given an offer to become an employee, officer, consultant or director of the Company or any of its Subsidiaries. None of the Company nor any of its Subsidiaries has at any time in the three (3) years prior to the date hereof conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person or otherwise violated Sanctions.

(g)            The Company and its Subsidiaries have maintained a system of internal controls designed to reasonably prevent, detect, and deter violations of Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.

(h)            To the Knowledge of the Company, no monies injected into the Company have been derived from unlawful activities or otherwise in violation of Anti-Money Laundering Laws.

(i)            Except as set forth in Section 3.7(i) of the Company Disclosure Letter, each of the Group Companies has in effect all material approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Authority (each, a “Material Permit”) that are required for such Group Company to own, lease or operate its properties and assets and to conduct its business as currently conducted in all material respects. Except as set forth in Section 3.7(i) of the Company Disclosure Letter, each of the Group Companies is in compliance with all Material Permits, except for the failure to comply with which would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 3.8.          Tax Matters.

Except as set forth in Section 3.8 of the Company Disclosure Letter:

(a)            All material Tax Returns required to be filed by or with respect to each Group Company have been timely filed (taking into account any extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by any Group Company have been or will be timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP.

(b)            No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of a Group Company have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of a Group Company has been received from, any Tax authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Tax authority is currently outstanding.

(c)            Within the past three (3) years, no material claim that is currently outstanding has been made in writing by any Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns of a particular type that such Group Company is or may be subject to taxation of such particular type by that jurisdiction and the Company does not otherwise have Knowledge of any such claim.

(d)            There are no liens for material Taxes (other than such liens that are Permitted Encumbrances) upon the assets of the Company or its Subsidiaries.

(e)            Except as contemplated by this Agreement, the Transaction Documents, or the Transactions, the Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(f)            The Company does not expect that the Company will be treated as a PFIC for its current taxable year. Neither the Company nor any of its Subsidiaries is subject to Tax in a country other than the country of its incorporation or formation solely by virtue of having a permanent establishment or other place of business in such other country.

(g)            The Company and Merger Sub 1 each is and since its formation has been treated as a foreign corporation (within the meaning of the Code) for U.S. federal and applicable state and local income Tax purposes. Merger Sub 2 has elected (or will elect, effective prior to the Closing) to be treated as an entity which is disregarded as an entity separate from its owner (within the meaning of Section 301.7701-2 of the Treasury Regulations) for U.S. federal and applicable state and local income Tax purposes and has not subsequently changed such classification.

(h)         Each Group Company is in compliance with all terms and conditions of any material Tax incentives, exemption, holiday or other material Tax reduction agreement or order of a Governmental Authority applicable to a Group Company, and to the Knowledge of the Company the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such material Tax incentives, exemption, holiday or other material Tax reduction agreement or order.

Section 3.9.           Financial Statements.

(a)         The Company has made available to SPAC true and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2021, and the related audited consolidated statements of income and profit and loss, and cash flows, for the fiscal year then ended (the “Audited Financial Statements”).

(b)         The Company has made available to SPAC true and complete copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2022, and the related unaudited consolidated statements of income and profit and loss, and cash flows, for the period then ended (the “Management Accounts” and together with the Audited Financial Statements, the “Company Financial Statements”).

(c)         The Company Financial Statements delivered by the Company (i) have been prepared in accordance with the books and records of the Company and its Subsidiaries, (ii) fairly present, in all material respects, the financial condition and the results of operations and cash flow of the Company and its Subsidiaries on a consolidated basis as of the dates indicated therein and for the periods indicated therein, except in the case of the Management Accounts, subject to (A) normal year-end adjustments and (B) the absence of footnotes required under GAAP, and (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), except that in the case of the Management Accounts, subject to (A) normal year-end adjustments and (B) the absence of footnotes required under GAAP. Any audited financial statements delivered in accordance with Section 5.8 will, when so delivered, (A) be audited in accordance with the standards of the U.S. Public Company Accounting Oversight Board and (B) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (including, to the extent applicable to the Company, Regulation S-X under the Securities Act).

(d)        The Company maintains a system of internal accounting controls which is reasonably sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)         In the past three (3) years, none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, an independent auditor of the Company or its Subsidiaries, has identified or been made aware in writing of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s or any Subsidiary’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries, or (iii) to the Knowledge of the Company, any allegation, assertion or claim regarding any of the foregoing.

Section 3.10.        Absence of Changes. Except as disclosed in Section 3.10 of the Company Disclosure Letter, since December 31, 2021, (a) to the date of this Agreement the Group Companies have operated their business in the Ordinary Course, (b) there has not been any occurrence of any Event which would have a Company Material Adverse Effect, and (c) to the date of this Agreement none of the Group Companies have sold, assigned, transferred, licensed, sublicensed, granted other rights (including covenant not to sue) under, abandoned, permitted to lapse, or disposed of, or subject to any Encumbrance (other than Permitted Encumbrances), any material Intellectual Property or material Business Data (other than licenses, sublicenses and covenants not to sue granted by Group Companies in the Ordinary Course).

Section 3.11.        Actions. (a) There is no Action pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries, or any of their respective directors or officers (solely in their capacity as such), and (b) there is no judgment or award unsatisfied against the Company or any of its Subsidiaries, nor is there any Governmental Order in effect and binding on the Company or any of its Subsidiaries or their respective directors or officers (solely in their capacity as such) or assets or properties, except in each case, as would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations contemplated hereby, or (ii) reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 3.12.       Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, except for Liabilities (a) set forth in the Audited Financial Statements that have not been satisfied since December 31, 2021, (b) that are Liabilities incurred since December 31, 2021 in the Ordinary Course (none of which is a Liability for breach of contract, tort, infringement, misappropriation or violation of Intellectual Property, or violation of Law), (c) that are executory obligations under any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound, (d) set forth in Section 3.12 of the Company Disclosure Letter, (e) arising under this Agreement, the Original Merger Agreement or other Transaction Documents, (f) that will be discharged or paid off prior to the Closing, or (g) which would not have a Company Material Adverse Effect.

Section 3.13.        Material Contracts and Commitments.

(a)         Section 3.13(a) of the Company Disclosure Letter sets forth a true and correct list of all Material Contracts as of the date of this Agreement. True and complete copies of all Material Contracts, including all material amendments, modifications, supplements, exhibits and schedules and addenda thereto, have been made available to SPAC.

(b)         Except for any Material Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date or the termination of which is otherwise contemplated by this Agreement, each Material Contract is (A) in full force and effect and (B) represents the legal, valid and binding obligations of the applicable Group Company which is a party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the counterparties thereto. Except as set forth in Section 3.13(b) of the Company Disclosure Letter, and except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (x) the applicable Group Company has duly performed all of its material obligations under each such Material Contract to which it is a party to the extent such obligations to perform have accrued, (y) no breach or default thereunder by the Group with respect thereto, or, to the Knowledge of the Company, any other party or obligor with respect thereto, has occurred, and (z) no event has occurred that with notice or lapse of time, or both, would constitute such a default or breach of such Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, or would entitle any third party to prematurely terminate any Material Contract.

(c)         Except as set forth in Section 3.13(c) of the Company Disclosure Letter, none of the Group Companies has within the last twelve (12) months provided to or received from the counterparty to any Material Contract any written notice or written communication to terminate, or not renew, any Material Contract.

(d)         Other than in the Ordinary Course, none of the Top 10 Suppliers has within the twelve (12) months prior to the date hereof terminated or materially changed, or given written or, to the Knowledge of the Company, oral notice that it intends to terminate or materially change any of its business relationship with the Company or any of its Subsidiaries. There has been no material dispute or controversy or, to the Knowledge of the Company, threatened material dispute or controversy in writing between the Company or any of its Subsidiaries, on the one hand, and any Top 10 Suppliers, on the other hand.

Section 3.14.       Title; Properties.

(a)         Section 3.14(a) of the Company Disclosure Letter sets forth a true and accurate list of all Owned Real Properties. Except as set forth in Section 3.14(a) of the Company Disclosure Letter, with respect to each parcel of Owned Real Property: (i) the applicable Group Company has sole legal and beneficial entitlement to such Owned Real Property and has good, valid and marketable fee title, free and clear of all Encumbrances (other than Permitted Encumbrances), (ii) such Group Company has in its possession and under its control all of the land use right certificates, building ownership certificates, construction permits and other documents necessary to prove its title to, and right to use and construct, such Owned Real Property and all such documents are legally binding and valid; (iii) no Group Company is in breach or default under any land purchase agreement, construction agreement and other related agreements in relation to such Owned Real Property; (iv) such Group Company is in physical possession and actual occupation of the whole of such Owned Real Property on an exclusive basis and no part of such Owned Real Property is vacant or not subject to any leases, underleases, tenancies, licenses or other agreements or arrangements; (v) neither the Company nor any of its Subsidiaries have leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, and (vi) there are no options, rights of first refusal or rights of first offer to purchase such Owned Real Property or any portion thereof or interest therein, in each case except as would not have a Company Material Adverse Effect. No Group Company has received any written notice alleging a material breach of any covenant, restriction, burden or stipulation from any person or Governmental Authority in relation to the occupation, planning, construction or use of any Owned Real Property, nor has any Group Company been imposed of any penalty from Governmental Authority for the occupation, planning, construction or use of any Owned Real Property.

(b)         Each of the Group Companies has good and valid title to all of the assets owned by it, whether tangible or intangible (including all assets acquired thereby since September 30, 2022, but excluding any (i) Intellectual Property and Business Data (which are addressed in Section 3.15), and (ii) tangible or intangible assets that have been disposed of since September 30, 2022 in the Ordinary Course), and in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(c)         Except as set forth in Section 3.14(c) of the Company Disclosure Letter, no Group Company owns or has ever owned or has a leasehold interest in any real property other than as held pursuant to their respective leases or leasehold interests (including tenancies) in such property (each Contract evidencing such interest, a “Company Lease”). Section 3.14(c) of the Company Disclosure Letter sets forth as of the date of this Agreement each Company Lease and the address of the property demised under each such Company Lease. Except as set forth in Section 3.14(c) of the Company Disclosure Letter, and except as would not individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, (i) each Company Lease is in compliance with applicable Law, and (ii) all Governmental Orders required under applicable Law in respect of any Company Lease have been obtained, including with respect to the operation of such property and conduct of business on such property as now conducted by the applicable Group Company which is a party to such Company Lease.

(d)         Each Company Lease is a valid and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company, and to the Knowledge of the Company, each other party thereto, subject to the Enforceability Exceptions. There is no material breach by the relevant Group Company under any Company Lease.

(e)        To the Knowledge of the Company, no Person or Governmental Authority has challenged, disputed, or threatened in writing to challenge or dispute, a Group Company’s right to occupy, use or enjoy each Leased Real Property subject to the Company Leases as such Leased Real Property is currently occupied, used or enjoyed.

(f)          No Group Company has received any written notice alleging a material breach of any covenant, restriction, burden or stipulation from any person or Governmental Authority in relation to the existing use of any Leased Real Property, and to the Knowledge of the Company, no circumstance exists which constitutes a breach of this type or nature.

Section 3.15.        Intellectual Property and Data Protection.

(a)          Section 3.15(a)(1) of the Company Disclosure Letter sets forth a true and accurate list as of the date of this Agreement of all Registered IP. Either the Company or its applicable Subsidiary has made all required filings and registrations (and corresponding payments of fees therefor) to Governmental Authorities in connection with issuances, registrations and applications for the Registered IP in all material respects. Each item of Registered IP is subsisting and, to the Knowledge of the Company and other than any Registered IP in the application process, valid and enforceable. The Company and its Subsidiaries have good and valid title to and exclusively own all right, title and interest in and to each item of Registered IP and other material Owned IP, free and clear of any Encumbrances other than Permitted Encumbrances. No interference, opposition, cancellation, reissue, reexamination or other Action (other than ex parte ordinary course prosecution of Intellectual Property before a patent, trademark or copyright office) or written claim is, or in the three (3) years prior to the date hereof has been, pending or, to the Knowledge of the Company, threatened in writing in which the ownership, use, scope, validity or enforceability of any Owned IP is being, or in the three (3) years prior to the date hereof has been, challenged. Except as licensed to the Company and its Subsidiaries under the Material Contracts set forth in Section 3.15(a)(2) of the Company Disclosure Letter, no Related Entities own (i) any Company IP or Business Data material to the Business, or (ii) any other Intellectual Property material to the Business or Contemplated Business. Except as licensed to the Company and its Subsidiaries under the Material Contracts set forth in Section 3.15(a)(2) of the Company Disclosure Letter, no Related Entities own any right, title or interest in or to any Intellectual Property or Data primarily related to, used or held for use in, or developed for, and in each case material to, the Business or Contemplated Business.

(b)         The Company and its Subsidiaries own, or have valid and enforceable rights to use, all Intellectual Property and Business Data (i) used or held for use in, or necessary for, the conduct of the Business (including the offering, marketing, sale, distribution, importation and exportation of Company Products), as currently conducted (including Company IP and Business Data) or (ii) to the Knowledge of the Company, used or held for use in, or necessary for, the conduct of the Contemplated Business (including the offering, marketing, sale, distribution, importation and exportation of Contemplated Company Products), in the current stage, in each such case of such conduct, as of the date hereof or with regards to the Charging Business as currently contemplated as of the date hereof to be conducted by the Company; in each case, free and clear of any Encumbrances other than Permitted Encumbrances. Assuming the representations and warranties in Article IV are true and correct, and except for the matters referred to in clauses (a) through (c) of Section 3.6, all material Company IP and material Business Data will be available immediately after the Closing for use and enjoyment by the Company and its Subsidiaries on terms substantially similar to those under which the Company and its Subsidiaries owned or used such Company IP and Business Data immediately prior to Closing.

(c)         Each Person (including any current or former employee, contractor or consultant of the Company or any of its Subsidiaries) who is or has been involved in the authorship, discovery, development, conception, or reduction to practice of any Intellectual Property owned or purported to be owned for, on behalf of, or under the direction or supervision of, the Company or its Subsidiaries or primarily related to the Business or Contemplated Business (including in connection with any Company Product or Contemplated Company Product) (each an “IP Contributor”) has signed a valid and enforceable Contract containing (or has obligations by operation of Law providing): (i) an irrevocable present assignment to the Company or the applicable Subsidiary of all such Intellectual Property authored, discovered, developed, conceived, or reduced to practice by such IP Contributor; and (ii) customary confidentiality provisions protecting such Intellectual Property. To the Knowledge of the Company, no such IP Contributor has been in the past three (3) years or is in breach of any such agreement in any material respect. No funding, facilities, personnel or resources of any government, international organization, university, college, other educational or research institution were used in the development of the Company Products or Contemplated Company Products or material Owned IP such that such government, international organization, university, college, other educational or research institution has, contingent or otherwise, any license, ownership or other rights in any such Company Product or Contemplated Company Product or material Owned IP in any material respect.

(d)            Except as disclosed in Section 3.15(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor the operation of the Business violates, infringes or misappropriates, or in the three (3) years prior to the date hereof, has violated, infringed or misappropriated, any Intellectual Property of any Person in any material respect, nor has the Company or any of its Subsidiaries received in the three (3) years prior to the date hereof any written notice alleging any of the foregoing. During the three (3) years prior to the date hereof, (i) to the Knowledge of the Company, no Person has violated, infringed or misappropriated any Owned IP in any material respect and (ii) neither the Company nor any of its Subsidiaries has given any written notice to any other Person alleging any of the foregoing. No Company Product, Contemplated Company Product, Owned IP, or, to the Knowledge of the Company, any other Company IP (in the case of such other Company IP, in connection with the Business) is subject to any Action or outstanding order or settlement agreement or stipulation that materially restricts the ownership, use, provision, enforcement, transfer, assignment, licensing or sublicensing thereof by the Company or any of its Subsidiaries or materially impairs the validity, scope, or enforceability thereof.

(e)            To the Knowledge of the Company, neither the Company Products nor any IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) materially disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) materially damaging or destroying any material data or file without the user’s consent. To the Knowledge of the Company, none of the material Company Products contain any bug, defect, or error in such a manner that would materially and adversely affect the functionality of such Company Products. The Company and its Subsidiaries have taken commercially reasonable steps to prevent the introduction into any Company Product or IT System any of the foregoing.

(f)            In connection with the Personal Data, the Company and its Subsidiaries are in compliance, and for the three (3) years prior to the date hereof, have complied with in all material respects: all (i) applicable Laws then effective, (ii) the Group’s published external or internal data privacy and data security policies and procedures, and consents obtained by or on behalf of the Company or any of its Subsidiaries, (iii) applicable and generally observed self-regulatory standards and enforceable industry standards, and (iv) obligations under Contracts made by the Company or any of its Subsidiaries, relating to privacy, data security, data protection, or the use, collection, retention, storage, security, disclosure, transfer, disposal, or other Processing or dealing, in whole or in part, of any Personal Data (the foregoing clauses (i) through (iv), collectively, the “Data Protection Obligations”). The Company and its Subsidiaries have contractually obligated all Persons Processing material Business Data on behalf of the Company or any of its Subsidiaries to comply with applicable Data Protection Obligations, in each case if required by applicable Data Protection Obligations.

(g)            The Company and its Subsidiaries have implemented and maintained commercially reasonable and appropriate policies and technical, physical, administrative and organizational security measures and information security programs designed to protect the security, confidentiality, integrity and availability of Trade Secrets, Personal Data, Business Data and the IT Systems, including commercially reasonable business continuity and disaster recovery plans. The Company and its Subsidiaries have taken other reasonable steps consistent with industry practices of companies offering similar products or services to safeguard material Trade Secrets, Personal Data, Business Data and IT Systems and as reasonably appropriate for the risk. Except as set forth in Section 3.15(g) of the Company Disclosure Letter, there have been no Security Incidents or breach of security or unauthorized access by third parties relating to (i) to the Knowledge of the Company, the IT Systems, Business Data or confidential information in any material respect, or (iii) any Personal Data collected, held, or otherwise managed or Processed by or on behalf of the Company or any of its Subsidiaries in any material respect.

(h)            The Company and its Subsidiaries have taken commercially reasonable steps, consistent with industry practices of companies offering similar products or services, to (a) protect, maintain, and enforce the Owned IP material to the conduct of the Business and Contemplated Business, and (b) protect the confidentiality of (i) material Trade Secrets of the Company and its Subsidiaries or of any third party to whom the Company or any of its Subsidiaries owe a contractual obligation of confidentiality and (ii) Business Data. The Company or its Subsidiaries have entered into written valid and enforceable confidentiality agreements containing reasonable and customary confidentiality obligations (or pursuant to similar obligations by operation of Law) with each Person provided with access to any such Trade Secrets or Business Data, and to the Knowledge of the Company, no such Person has materially breached any such agreements or obligations. The Company IP, Business Data and IT Systems owned or used (or held for use) by the Company and its Subsidiaries are sufficient in all material respects for conduct of the Business as presently conducted and as conducted during the three (3) years prior to the date of this Agreement. During the three (3) years prior to the date of this Agreement, there has been no material failure or other material substandard performance of any IT System, in each case, which has caused a material disruption to the IT Systems or the Business and has not been reasonably remedied.

(i)            The Company and its Subsidiaries have valid and enforceable rights to use and exploit the IT Systems as currently used and exploited in connection with the Business. The IT Systems (i) are sufficient for the immediate and currently anticipated future needs of the Business, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and (ii) are in sufficiently good working condition to effectively perform all information technology operations as necessary for the conduct of the Business in all material respects and include a sufficient number of licenses (whether licensed by seats or otherwise) for all Software as necessary for the conduct of the Business.

(j)            No material source code included in Owned IP (including any such source code contained in the Company Products) (collectively, the “Company Source Code”), has been delivered, licensed, or made available to any escrow agent or other Person (other than an employee or contractor of the Company or any of its Subsidiaries and subject to reasonable and customary confidentiality obligations under written valid and enforceable agreements or similar obligations by operation of Law), nor does the Company or any of its Subsidiaries have any duty or obligation (whether present, contingent, or otherwise) to do so. No event has occurred, and no circumstance or condition exists including the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement or the consummation of any of the Transactions contemplated by this Agreement that, with or without notice or lapse of time, will result in the delivery, license, or disclosure of any Company Source Code to any Person (other than an employee or contractor of the Company or any of its Subsidiaries and subject to reasonable and customary confidentiality obligations under written valid and enforceable agreements or similar obligations by operation of Law). The Company and its Subsidiaries possess all Company Source Code and other documentation and materials necessary to compile and operate the Company Products.

(k)            Neither the Company nor any of its Subsidiaries has used during the three (3) years prior to the date of this Agreement or is currently using any Open Source Software in any manner that, with respect to any of the Company Products, Company Source Code, or other Company IP (other than the Open Source Software itself) in each case in any material respect: (i) requires its disclosure or distribution in source code form, (ii) requires the licensing thereof for the purpose of making derivative works, (iii) imposes any material restriction on the consideration to be charged for the distribution or licensing thereof, (iv) creates, or purports to create, material obligations for Company or any of its Subsidiaries with respect to any Company IP, or grants, or purports to grant, to any Person, any material rights or immunities under any Company IP or (v) imposes any other material limitation, restriction, or condition on the right of the Company or any of its Subsidiaries with respect to its use, licensing or distribution of any Company IP in connection with the Business. The Company and its Subsidiaries are, and have been during the three (3) years prior to the date of this Agreement, in compliance with all applicable Open Source Software licenses in all material respects.

(l)            During the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has: (i) received any written notice of any Action relating to or alleged material violations of any Data Protection Obligations; (ii) received any written complaints, correspondence or other communications from or on behalf of an individual or any other Person claiming a right to compensation under any applicable Data Protection Obligations, or alleging any material breach of any applicable Data Protection Obligations; or (iii) been subject to any data protection enforcement Action (including any investigation, fine or other sanction) from any Governmental Authority with respect to Personal Data under the custody or control of the Company or any of its Subsidiaries. Assuming the representations and warranties in Article IV are true and correct, and except for the matters referred to in clauses (a) through (c) of Section 3.6, neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents referred to in this Agreement nor the consummation of any of the Transactions contemplated by this Agreement will result in any material Liabilities in connection with any Data Protection Obligations.

Section 3.16.      Labor and Employee Matters.

(a)            Section 3.16(a) of the Company Disclosure Letter sets forth a complete and correct list of each Benefit Plan.

(b)            Except as disclosed in Section 3.16(c) of the Company Disclosure Letter and except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries is, and for the three (3) years prior to the date hereof has been, in compliance with all applicable Law related to labor or employment, including provisions thereof relating to wages and payrolls, working hours and resting hours, overtime, working conditions, benefits, recruitment, retrenchment, retirement, pension, minimum employment and retirement age, equal opportunity, discrimination, worker classification, occupational health and safety, wrongful discharge, layoffs or plant closings, immigration, employees provident fund (including compulsory housing fund), social security organization and collective bargaining, trade union, compulsory employment insurance, work and residence permits, public holiday and leaves, labor disputes, statutory labor or employment reporting and filing obligations and contracting arrangements; (ii) there is no pending or, to the Knowledge of the Company, threatened in writing Action relating to the violation of any applicable Law by the Company or any of its Subsidiaries related to labor or employment, including any charge or complaint filed by any of its current or former employees, directors, officers, individual consultants, or individual contractors with any Governmental Authority or the Company or any of its Subsidiaries; and (iii) the Company and its Subsidiaries have properly classified for all purposes (including (x) for Tax purposes, (y) for purposes of minimum wage and overtime and (z) for purposes of determining eligibility to participate in any statutory and non-statutory Benefit Plan) all Persons who have performed services for or on behalf of each such entity, and have properly withheld and paid all applicable Taxes and statutory contributions and made all required filings in connection with services provided by such persons to the Company and its Subsidiaries in accordance with such classifications.

(c)            Except as disclosed in Section 3.16(c) of the Company Disclosure Letter or as would not be material to the business of the Group taken as a whole, (i) each of the Benefit Plans (A) has been operated and administered in accordance with its terms, (B) is in compliance with all applicable Law, and, all contributions to each Benefit Plan have been timely made, and, to the Knowledge of the Company, no event, transaction or condition has occurred or exists that would, or would reasonably be expected to, result in any material Liability to any of the Company and any of its Subsidiaries under any Benefit Plan; (ii) there are no pending or, to the Knowledge of the Company, threatened in writing Actions involving any Benefit Plan (except for routine claims for benefits payable in the normal operation of any Benefit Plan) and, to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Actions; (iii) no Benefit Plan is under investigation or audit by any Governmental Authority and, to the Knowledge of the Company, no such investigation or audit is contemplated or under consideration; and (iv) the Company and each of its Subsidiaries is in all material respects in compliance with all applicable Laws and Contracts relating to its provision of any form of social insurance, and has paid, or made provision for the payment of, all social insurance contributions required under applicable Law and Contracts.

(d)            Neither the execution or delivery of any of the Transaction Documents to which the Company is a party nor the consummation of the transactions contemplated thereunder (either alone or in combination with another event) will or will reasonably be expected to (i) result in any payment or benefit becoming due to any Company employees or any current or former director, officer, employee, individual independent contractor or individual consultant of the Company or any of its Subsidiaries; (ii) increase the amount of compensation or any benefits otherwise payable under any of the Benefit Plans; (iii) result in any acceleration of the time of payment, exercisability, funding or vesting of any such benefits; (iv) limit or restrict the ability of the Company to merge, amend, or terminate any Benefit Plan; or (v) result in the payment of any amount (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Code.

(e)            Neither the Company nor any of its Subsidiaries or any ERISA Affiliate thereof has any Liability with respect to or under: (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; or (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA.

(f)             Except as would not have a Company Material Adverse Effect, as of the date of this Agreement (i) no employee of the Company or any of its Subsidiaries is represented by a Union; (ii) neither the Company nor any of its Subsidiaries is negotiating any collective bargaining agreement or other Contract with any Union; (iii) to the Knowledge of the Company, there is no effort currently being made or threatened by or on behalf of any Union to organize any employees of the Company or any of its Subsidiaries; and (iv) there are no labor disputes (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. No notice, consent or consultation obligations with respect to any employee of the Company or any of its Subsidiaries or any Union will be a condition precedent to, or triggered by, the execution of the Original Merger Agreement or the consummation of the transactions contemplated thereby.

Section 3.17.          Brokers. Except as set forth in Section 3.17 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of the Company or any of its Controlled Affiliates.

Section 3.18.          Environmental Matters. (a) The Group Companies are, and, in the three (3) years prior to the date hereof, have been, in compliance in all material respects with all Environmental Laws, except where the failure to be, or to have been, in compliance with such Environmental Laws has not had a Company Material Adverse Effect; and (b) in the three (3) years prior to the date hereof, to the Knowledge of the Company, no Group Company has received any notice, report, Governmental Order or other information regarding any actual or alleged material violation by any Group Company of, or material liabilities of the Group under, Environmental Laws.

Section 3.19.          Insurance. Section 3.19 of the Company Disclosure Letter sets forth each insurance policy (excluding, for the avoidance of doubt, the social insurance and other statutory insurance mandated by Law) of the Group Companies. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole: (a) each of the Group Companies has insurance policies covering such risks as are customarily carried by Persons conducting business in the industries and geographies in which the Group Companies operate; and (b) all such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. To the Knowledge of the Company, (i) no material claims have been made which remain outstanding and unpaid under such insurance policies, and (ii) no circumstances exist that would reasonably be expected to give rise to a material claim under such insurance policies.

Section 3.20.          Company Related Parties. Except as set forth in Section 3.20 of the Company Disclosure Letter, the Company has not engaged in any transactions with Related Parties that would be required to be disclosed in the Proxy/Registration Statement.

Section 3.21.          Proxy/Registration Statement. The information supplied or to be supplied by the Company, any of its Subsidiaries or their respective Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or their respective Representatives.

Section 3.22.          Company Product.

(a)            During the three (3) years preceding the date of this Agreement, there have been no claims made, or to the Knowledge of the Company, threatened in writing against the any Group Company by a customer or any other person alleging that (i) any Company Product (A) did not comply with any express or implied warranty regarding such Company Product, or (B) was otherwise contaminated, adulterated, mislabeled, defective or improperly packaged or transported, or (ii) any Group Company or any of their licensees, distributors or agents breached any duty to warn, test, inspect or instruct of the risks, limitations, precautions or dangers related to the use, application, or transportation of any such Company Product.

(b)            During the three (3) years preceding the date of this Agreement, there have been no recalls, market withdrawals or replacements (voluntary or involuntary) with respect to any Company Product or any similar actions, investigations, written notices or written threats of recalls by any Governmental Entity with respect to any Company Product.

Section 3.23.          No Additional Representation or Warranties. Except as set forth in Article IV, the Company acknowledges and agrees that neither SPAC nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever to the Company pursuant to this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF SPAC

Except (a) as set forth in any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, any disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.2, Section 4.6 and Section 4.13); or (b) as set forth in the disclosure letter delivered by SPAC to the Company on the date of this Agreement (the “SPAC Disclosure Letter”), SPAC represents and warrants to the Company and the Merger Subs as follows, (i) in respect of the entirety of this Article IV (other than Section 4.1, Section 4.4 and Section 4.5), as of January 31, 2023, and (ii) solely in respect of Section 4.1, Section 4.4 and Section 4.5, as of October 11, 2023 (in each case of clauses (i) and (ii), except for any such representation and warranty (or part thereof) that expressly speaks as of a particular date or period of time, in which case as of such particular date or period of time):

Section 4.1.            Organization, Good Standing, Corporate Power and Qualification. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. SPAC is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to SPAC. Prior to the execution of the Original Merger Agreement, a true and correct copy of the SPAC Charter has been made available by or on behalf of SPAC to the Company, the SPAC Charter is in full force and effect, and SPAC is not in default of any term or provision of the SPAC Charter in any material respect.

Section 4.2.            Capitalization and Voting Rights.

(a)            Capitalization of SPAC. As of the date of this Agreement, the authorized share capital of SPAC consists of $22,200 divided into (i) 200,000,000 SPAC Class A Ordinary Shares, of which 28,650,874 SPAC Class A Ordinary Shares are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 SPAC Class B Ordinary Shares, of which 7,162,718 SPAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement, and (iii) 2,000,000 SPAC Preference Shares, of which no SPAC Preference Share is issued and outstanding as of the date of this Agreement. There are no other issued or outstanding SPAC Shares as of the date of this Agreement. All of the issued and outstanding SPAC Shares (i) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (ii) have been offered, sold and issued by SPAC in compliance with applicable Law, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter, and (2) any other applicable Contracts governing the issuance or allotment of such securities to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound.

(b)            As of the date of this Agreement, 28,650,874 SPAC Units are issued and outstanding (in respect of which 28,650,874 SPAC Class A Ordinary Shares and up to 9,550,291 SPAC Warrants would be issued if these SPAC Units were separated on the date hereof pursuant to Section 2.3(a)). There are no other issued or outstanding SPAC Units as of the date of this Agreement. All of the issued and outstanding SPAC Units (i) have been duly authorized and validly issued; (ii) have been offered, sold and issued by SPAC in compliance with applicable Law, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter, and (2) any other applicable Contracts governing the issuance of such SPAC Units to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound.

(c)            As of the date of this Agreement, 15,037,075 SPAC Warrants are issued and outstanding. The SPAC Warrants are exercisable for 15,037,075 SPAC Class A Ordinary Shares. The SPAC Warrants are not exercisable until the later of (x) thirty (30) days after the closing of a Business Combination and (y) twelve (12) months from the closing of the IPO. All outstanding SPAC Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to the Enforceability Exceptions; (ii) have been offered, sold and issued by SPAC in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter and (2) any other applicable Contracts governing the issuance of such securities to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound. Except for the SPAC Charter or this Agreement, there are no outstanding Contracts of SPAC to repurchase, redeem or otherwise acquire any SPAC Shares.

(d)            Except as set forth in this Section 4.2 or Section 4.2 of the SPAC Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of SPAC exercisable or exchangeable for SPAC Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities of SPAC, or for the repurchase or redemption of shares or other Equity Securities of SPAC or the value of which is determined by reference to shares or other Equity Securities of SPAC, and there are no voting trusts, proxies or agreements of any kind which may obligate SPAC to issue, purchase, register for sale, redeem or otherwise acquire any SPAC Shares or other Equity Securities of SPAC.

Section 4.3.            Corporate Structure; Subsidiaries. SPAC has no Subsidiaries, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not obligated to make any investment in or capital contribution to or on behalf of any other Person.

Section 4.4.            Authorization.

(a)            Other than the SPAC Shareholders’ Approval, SPAC has all requisite corporate power and authority to (i) enter into, execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the Transactions and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which SPAC is a party and the consummation of the Transactions have been duly and validly authorized and approved by the SPAC Board and, other than the SPAC Shareholders’ Approval, no other company or corporate proceeding on the part of SPAC is necessary to authorize this Agreement and the other Transaction Documents to which SPAC is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and at or prior to the Closing, the other Transaction Documents to which SPAC is a party will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which SPAC is a party will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b)            Assuming that a quorum (as determined pursuant to the SPAC Charter) is present:

(i)            The approval and authorization of the First Merger and the First Plan of Merger shall require approval by a special resolution passed by the affirmative vote of SPAC Shareholders holding at least two-thirds of the outstanding SPAC Shares which, being so entitled, are voted thereon in person or by proxy at a general meeting of SPAC of which notice specifying the intention to propose the resolution as a special resolution has been duly given, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Law; and

(ii)            The approval and authorization of this Agreement and the Transactions as a Business Combination and the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting in each case shall require approval by an ordinary resolution passed by the affirmative vote of SPAC Shareholders holding at least a majority of the outstanding SPAC Shares which, being so entitled, are voted thereon in person or by proxy at a general meeting of SPAC, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Law.

(c)            The SPAC Shareholders’ Approval are the only votes of any SPAC Shares necessary in connection with execution of this Agreement and the other Transaction Documents to which SPAC is a party by SPAC and the consummation of the Transactions.

(d)            On or prior to the date of the Original Merger Agreement, the SPAC Board has duly adopted resolutions (i) determining that the Original Merger Agreement and the other Transaction Documents to which SPAC is a party contemplated thereby and the Transactions are advisable and fair to, and in the best interests of, SPAC and constitute a Business Combination, (ii) authorizing and approving the execution, delivery and performance by SPAC of the Original Merger Agreement and the other Transaction Documents to which SPAC is a party contemplated thereby and the Transactions, (iii) making the SPAC Board Recommendation, (iv) directing that the Original Merger Agreement, the Transaction Documents and the Transactions be submitted to the SPAC Shareholders for adoption at an extraordinary general meeting called for such purpose pursuant to the terms and conditions of the Original Merger Agreement, and (v) authorizing each director or officer of SPAC to negotiate, execute and deliver, to the extent permitted by applicable Law, such amendments to (or waivers or consents under) the Original Merger Agreement and the other Transaction Documents, for and on behalf of and in the name of SPAC, as such director or officer of SPAC shall determine to be in the best interests of SPAC, with such determination to be conclusively evidenced by such director or officer’s execution thereof.

Section 4.5.            Consents; No Conflicts. Assuming the representations and warranties in Article III are true and correct, except (a) as otherwise set forth in Section 4.5 of the SPAC Disclosure Letter, (b) for the SPAC Shareholders’ Approval, (c) for the registration or filing with the Cayman Registrar, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions and the publication of notification of the Mergers in the Cayman Islands Government Gazette pursuant to the Cayman Act and (d) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not, individually or in the aggregate, have, or reasonably be likely to have, a material effect on the ability of SPAC to enter into and perform its obligations under this Agreement, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of SPAC, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by SPAC does not, and the consummation by SPAC of the transactions contemplated hereby and thereby will not (assuming the representations and warranties in Article III are true and correct, except for the matters referred to in clauses (a) through (d) of the immediately preceding sentence) (i) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of SPAC) or cancellation under, (A) any Governmental Order, (B) the SPAC Charter, (C) any applicable Law, (D) any Contract to which SPAC is a party or by which its assets are bound, or (ii) result in the creation of any Encumbrance upon any of the properties or assets of SPAC other than any restrictions under federal or state securities laws, this Agreement or the SPAC Charter, except in the case of sub-clauses (A), (C), and (D) of clause (i) or clause (ii), as would not have a SPAC Material Adverse Effect.

Section 4.6.            Tax Matters.

(a)            All material Tax Returns required to be filed by or with respect to SPAC have been timely filed (taking into account any extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by SPAC have been or will be timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP.

(b)            No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of SPAC have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of SPAC has been received from, any Tax authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Tax authority is currently outstanding.

(c)            No material claim that is currently outstanding has been made in writing by any Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction and SPAC does not otherwise have Knowledge of any such claim.

(d)            There are no liens for material Taxes (other than such liens that are Permitted Encumbrances) upon the assets of SPAC.

(e)            Except as contemplated by this Agreement, the Transaction Documents, or the Transactions, SPAC has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(f)            SPAC is not subject to Tax in a country other than the country of its incorporation or formation solely by virtue of having a permanent establishment in such other country.

(g)            SPAC is and since its formation has been treated as a foreign corporation (within the meaning of the Code) for U.S. federal and applicable state and local income Tax purposes

(h)            SPAC is in compliance with all terms and conditions of any material Tax incentives, exemption, holiday or other material Tax reduction agreement or order of a Governmental Authority applicable to SPAC, and to the Knowledge of SPAC the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such material Tax incentives, exemption, holiday or other material Tax reduction agreement or order.

Section 4.7.            Financial Statements.

(a)            The financial statements of SPAC contained in SPAC SEC Filings (the “SPAC Financial Statements”) (i) have been prepared in accordance with the books and records of SPAC, (ii) fairly present in all material respects the financial condition of SPAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of SPAC on a consolidated basis for the periods indicated therein, (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to SPAC, in effect as of the respective dates thereof (including, to the extent applicable to SPAC, Regulation S-X under the Securities Act).

(b)            SPAC has in place disclosure controls and procedures that are (i) designed to reasonably ensure that material information relating to SPAC is made known to the management of SPAC by others within SPAC; and (ii) effective in all material respects to perform the functions for which they were established. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management’s general or specific authorizations, (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (y) access to assets is permitted only in accordance with management’s general or specific authorization and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)            SPAC has no Liability, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in any Liability, other than (i) Liabilities incurred after January 5, 2021 in the Ordinary Course or other Liabilities that individually and in the aggregate are immaterial, (ii) Liabilities reflected, or reserved against, in the SPAC Financial Statements or (iii) any SPAC Transaction Expenses (disregarding any limitation of amounts set forth in the definition of “SPAC Transaction Expenses”).

(d)            Neither SPAC, nor, to the Knowledge of SPAC, an independent auditor of SPAC, has identified or been made aware in writing of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC, or (iii) to the Knowledge of SPAC, any allegation, assertion or claim regarding any of the foregoing.

Section 4.8.           Absence of Changes. Since January 5, 2021, (a) to the date of this Agreement, SPAC has operated its business in the Ordinary Course, and (b) there has not been any SPAC Material Adverse Effect.

Section 4.9.           Actions. (a) There is no Action pending or, to the Knowledge of SPAC, threatened in writing against or affecting SPAC; and (b) there is no judgment or award unsatisfied against SPAC, nor is there any Governmental Order in effect and binding on SPAC or its assets or properties.

Section 4.10.          Brokers. Except as set forth in Section 4.10 of the SPAC Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of SPAC or any of its Affiliates.

Section 4.11.          Proxy/Registration Statement. The information supplied or to be supplied by SPAC, its Affiliates or their respective Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Company, its Subsidiaries or their respective Representatives.

Section 4.12.          SEC Filings. SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing or furnishing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such SPAC SEC Filings. Except as set forth in Section 4.12 of the SPAC Disclosure Letter, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Filing. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.13.          Trust Account. As of the date of this Agreement, SPAC has at least $288,240,632 in the Trust Account (including an aggregate of approximately $10,027,806 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 10, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (in such capacity, the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than SPAC Shareholders holding SPAC Ordinary Shares (prior to the First Effective Time) sold in SPAC’s IPO who shall have elected to redeem their SPAC Ordinary Shares (prior to the First Effective Time) pursuant to the SPAC Charter and the underwriters of SPAC’s IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payment to SPAC Shareholders who have validly exercised their SPAC Shareholder Redemption Right. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Charter shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Charter to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To the Knowledge of SPAC, as of the date of this Agreement, following the Closing, no SPAC Shareholder is entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder has exercised his, her or its SPAC Shareholder Redemption Right. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article III and the compliance by the Company with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

Section 4.14.          Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.

Section 4.15.          Business Activities.

(a)            Since its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Charter or as otherwise contemplated or by which SPAC is bound by the Transaction Documents and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b)            Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

Section 4.16.         Nasdaq Quotation. SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Stock Markets (“Nasdaq”) under the symbol “LCAA,” “LCAAW” and “LCAAU,” respectively. SPAC is in compliance with the rules of Nasdaq and the rules and regulations of the SEC related to such listing and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units or terminate the listing thereof on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.

Section 4.17.          SPAC Related Parties. Except as set forth in Section 4.17 of the SPAC Disclosure Letter, SPAC has not engaged in any transactions with SPAC Related Parties that would be required to be disclosed in the Proxy/Registration Statement.

Section 4.18.          No Additional Representations and Warranties. Except as set forth in Article III, SPAC acknowledges and agrees that neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever to the Company pursuant to this Agreement.

Article V

COVENANTS OF THE COMPANY

Section 5.1.           Conduct of Business. Except (i) as contemplated or permitted by the Transaction Documents or the Original Merger Agreement (including as contemplated by the Capital Restructuring, any Pre-Closing Financing and any PIPE Financing), (ii) as required by applicable Law (including for this purpose any COVID-19 Measures) or relevant Governmental Authorities, (iii) as set forth on Section 5.1 of the Company Disclosure Letter, or (iv) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied and regardless of whether such consent was granted pursuant to the Original Merger Agreement or this Agreement), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article IX (the “Interim Period”), the Company (1) shall use commercially reasonable efforts to operate the business of the Company and its Subsidiaries in all material respects in the Ordinary Course, (2) shall use commercially reasonable efforts to preserve the Group’s business and operational relationships in all material respects with the suppliers, customers and others having business relationships with the Group that are material to the Group taken as a whole, in each case where commercially reasonable to do so, and (3) shall not, and shall cause its Subsidiaries not to:

(a)            (i) amend its memorandum and articles of association or other Organizational Documents (whether by merger, consolidation, amalgamation or otherwise), except in the case of any of the Company’s Subsidiaries only, for any such amendment which is not material to the business of the Company and its Subsidiaries, taken as a whole; or (ii) liquidate, dissolve, reorganize or otherwise wind up its business and operations, or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization (other than liquidation or dissolution of any dormant Subsidiary);

(b)            incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness for borrowed money, or issue or sell any debt securities or options, warrants or other rights to acquire debt securities, in any such case in a principal amount exceeding $1,000,000, except for any guarantee provided by any Group Company in connection with any investments to be made by certain Governmental Authorities pursuant to the agreements disclosed in Section 5.1(b) of the Company Disclosure Letter;

(c)            transfer, issue, sell, grant, pledge or otherwise dispose of (i) any of the Equity Securities of the Company or its Subsidiaries to a third party, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of the Company or any of its Subsidiaries to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries to a third party, other than (A)  the grant of awards in accordance with the terms of the ESOP, (B) the issuance of Company Shares upon the exercise of Company Options in accordance with the terms of the ESOP, (C) the issuance of Equity Securities of the Company or its Subsidiaries in connection with any investments to be made by certain Governmental Authorities pursuant to the agreements disclosed in Section 5.1(b) of the Company Disclosure Letter, or (D) the issuance of Equity Securities by a Subsidiary of the Company (x) to the Company or a wholly owned Subsidiary of the Company or (y) on a pro rata basis to all shareholders of such Subsidiary;

(d)            sell, lease, sublease, exclusively license, transfer, abandon, allow to lapse or dispose of any material property or assets (other than Intellectual Property), in any single transaction or series of related transactions, except for (i) transactions pursuant to Contracts entered into in the Ordinary Course, or (ii) (other than transactions involving the exclusive license of any material property or assets) transactions that do not exceed $2,000,000 individually and $5,000,000 in the aggregate or (iii) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company or its Subsidiaries in the Ordinary Course;

(e)            sell, assign, transfer, license, sublicense, grant other rights (including covenant not to sue) under, abandon, permit to lapse, or otherwise dispose of, or subject to any Encumbrance, any material Company IP or Business Data (other than non-exclusive licenses granted by Group Companies in the Ordinary Course);

(f)            disclose any material Trade Secrets or Personal Data to any Person (other than in the Ordinary Course in circumstances in which it has imposed reasonable and customary confidentiality restrictions);

(g)            make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances, in any such case with a value or purchase price in excess of $35,000,000 individually and $70,000,000 in the aggregate;

(h)            settle any Action by any Governmental Authority, or any other third-party material to the business of the Company and its Subsidiaries taken as a whole, in excess of $1,000,000 individually and $5,000,000 in the aggregate;

(i)             (i) subdivide, split, consolidate, combine or reclassify its Equity Securities, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, except for the redemption of Equity Securities issued under the ESOP or as disclosed in Section 5.1(i) of the Company Disclosure Letter, (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital other than dividends or distributions by any Subsidiary of the Company on a pro rata basis to its shareholders, or (iv) amend any term or alter any rights of any of its outstanding Equity Securities;

(j)             authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, except in the Ordinary Course or other than any capital expenditures or obligations or liabilities in an amount not to exceed $10,000,000 in the aggregate;

(k)            enter into any Material Contract, or amend any such Material Contract in any material respect, or extend, transfer, terminate or waive any right or entitlement of material value under any Material Contract, in each case in a manner that is adverse to the Company and its Subsidiaries, taken as a whole, except in the Ordinary Course; provided, however, that to the extent that another sub-section of this Section 5.1 would permit the entry into of a Material Contract in a higher dollar threshold than in the definition of “Material Contract,” then this Section 5.1(k) shall not prevent the entry into of such Material Contract in such higher dollar threshold;

(l)             except as required under the terms of any Benefit Plan as in effect on the date of this Agreement or as otherwise required by Law, (w) increase the compensation or benefits payable or provided, or to become payable or provided to, any employees, directors, officers or other individual service providers of the Company or any Subsidiary, whose total annual compensation opportunity exceeds $1,000,000, except for immaterial increases in base salary (and any corresponding annual target bonus that is determined based on the employee’s base salary rate) in the Ordinary Course, (x) grant or announce any cash or equity or equity-based incentive awards, bonuses, transaction, retention, severance or other additional compensation or benefits to any employees, directors, officers, or consultants of the Company or any Subsidiary, except for any annual bonus granted in the Ordinary Course or the grant of awards in accordance with the terms of the ESOP, (y) accelerate the time of payment, vesting or funding of any compensation or increase in the benefits or compensation provided under any Benefit Plan or otherwise due to any current or former employees, directors, officers or other individual service providers of the Company or any Subsidiary, or (z) hire, engage, terminate (other than for “cause”), furlough or temporary layoff any employee of the Company or any Subsidiary whose annual base compensation exceeds $1,000,000;

(m)           except as required under the terms of any Benefit Plan as in effect on the date of this Agreement or as otherwise required by Law, materially amend, materially modify, or terminate any Benefit Plan or, adopt, enter into or establish a new Benefit Plan (or any plan, policy program, agreement or other arrangement that would be a Benefit Plan if in effect as of the date of this Agreement);

(n)            waive or release any noncompetition or non-solicitation obligation of any current or former employees, directors, officers or other individual service providers of the Company or any Subsidiary;

(o)            voluntarily terminate (other than expiration in accordance with its terms), suspend, abrogate, amend or modify any Material Permit except in the Ordinary Course or as would not be material to the business of the Company and its Subsidiaries, taken as a whole;

(p)            make any material change in its accounting principles or methods unless required by GAAP or applicable Laws;

(q)            except in the Ordinary Course, (i) make, change or revoke any material Tax election; (ii) change or revoke any material accounting method with respect to Taxes; or (iii) enter into any material closing agreement or other binding written agreement with any Governmental Authority with respect to any material Tax;

(r)            except as contemplated by this Agreement, the Original Merger Agreement or the Transaction Documents, or the Transactions, take any action (or knowingly fail to take any action) where such action or inaction would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or

(s)            enter into any agreement or otherwise make a commitment to do any of the foregoing (except to the extent that such an agreement or commitment would be permitted by a subsection of the foregoing subsections (a) through (r)).

For the avoidance of doubt, if any action taken or refrained from being taken by the Company or a Subsidiary is covered by a subsection of this Section 5.1 and not prohibited thereunder, the taking or not taking of such action shall be deemed not to be in violation of any other part of this Section 5.1.

Section 5.2.            Access to Information. Upon reasonable prior notice and subject to applicable Law or appropriate COVID-19 Measures, during the Interim Period, the Company shall, and shall cause each of its wholly owned Subsidiaries and each of its and its wholly owned Subsidiaries’ officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford SPAC and its Representatives, following reasonable notice from SPAC in accordance with this Section 5.2, in such manner as to not interfere with the normal business operation of the Company and its Subsidiaries, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of each of it and its wholly owned Subsidiaries, and financial and operating data, and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company and its Subsidiaries, in each case, as shall be reasonably requested solely for purposes of and that are necessary for consummating the Transactions; provided, however, that in each case, the Company and its Subsidiaries shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of the Company, (a) result in the disclosure of any trade secrets or violate the terms of any confidentiality provisions in any agreement with a third party, (b) result in a violation of applicable Law, including any fiduciary duty, (c) result in the loss of the protection of any attorney-client work product or other applicable privilege (provided that the Company shall use commercially reasonable efforts to provide any information described in the foregoing clauses (b) and (c) in a manner that would not be so prohibited by Law or would not jeopardize privilege), or (d) result in the disclosure of any sensitive or personal information that would expose the Company to the risk of Liabilities. All information and materials provided pursuant to this Agreement or the Original Merger Agreement will be subject to the provisions of the NDA.

Section 5.3.            Company Listing. The Company will use its commercially reasonable efforts to cause: (a) the Company’s initial listing application with the Stock Exchange in connection with the Transactions to be approved, (b) immediately following the Closing, the Company to satisfy any applicable initial and continuing listing requirements of the Stock Exchange, and (c) the Company ADSs and the Company Warrants to be issued in connection with the Transactions to be approved for listing on the Stock Exchange, subject to official notice of issuance.

Section 5.4.           Acquisition Proposals and Alternative Transactions. During the Interim Period, the Company shall not, and it shall cause its Controlled Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with any third-party (including any Competing SPAC) with respect to a Company Acquisition Proposal; (b) furnish or disclose any non-public information to any third-party (including to any Competing SPAC) in connection with or that would reasonably be expected to lead to a Company Acquisition Proposal; (c) enter into any agreement, arrangement or understanding with any third party (including a Competing SPAC) regarding a Company Acquisition Proposal; (d) prepare or take any steps in connection with any public offering of any Equity Securities of the Company, any of its Subsidiaries, or a newly-formed holding company of the Company or such Subsidiaries or (e) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

Section 5.5.            D&O Indemnification and Insurance.

(a)            From and after the Closing, the Company and Surviving Entity 2 shall jointly and severally indemnify and hold harmless each present and former director and officer, as the case may be, of SPAC (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of SPAC) (each, a “SPAC D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that SPAC would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, memorandum and articles of association, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Organizational Documents in effect on the date of this Agreement to indemnify such SPAC D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Company and Surviving Entity 2 shall, (i) for a period of not less than six years from the Closing, maintain in effect provisions in their Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of SPAC’s former and current officers, directors, employees, and agents that are no less favorable to those Persons than such provisions in SPAC’s Organizational Documents as in effect as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)            For a period of six years from the Closing, the Company shall, at its cost and expense, maintain in effect directors’ and officers’ liability insurance (a “SPAC D&O Insurance”) covering those Persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies (including, in any event, the SPAC D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage; provided that the aggregate cost of the SPAC D&O Insurance shall not be in excess of 300% of the aggregate annual premium payable by SPAC for such insurance policy for the year ended December 31, 2021; provided, however, that (i) SPAC may, at the Company’s cost and expense, cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, SPAC shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 5.5 shall be continued in respect of such claim until the final disposition thereof.

(c)            Notwithstanding anything contained in this Agreement to the contrary, this Section 5.5 shall survive the Closing and shall be binding, jointly and severally, on the Company and Surviving Entity 2 and all of their respective successors and assigns. In the event that the Company and Surviving Entity 2 or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Company and Surviving Entity 2 shall ensure that proper provision shall be made so that the successors and assigns of the Company and Surviving Entity 2, as the case may be, shall succeed to the obligations set forth in this Section 5.5.

(d)            The provisions of Section 5.5(a) through (c) (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a SPAC D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Organizational Documents, or otherwise and (iii) shall not be terminated or modified in such a manner as to adversely affect any SPAC D&O Indemnified Party without the consent of such SPAC D&O Indemnified Party.

Section 5.6.            Post-Closing Board of Directors of the Company. Subject to the terms of the A&R Company Charter, the Company shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing, the board of directors of the Company (i) shall include one director designated by SPAC pursuant to a written notice to be delivered to the Company sufficiently in advance of the date on which the Proxy/Registration Statement is declared effective under the Securities Act, subject to such Person being reasonably acceptable to the Company and passing customary background checks (all such directors of the Company following the Closing, the “Company Directors”) and (ii) shall have reconstituted its applicable committees to consist of the directors designated by the Company prior to the Closing Date; provided, however, that any such directors designated by the Company in accordance with clause (ii) of this sentence as members of the audit committee shall qualify as “independent” under the listing rules of the Stock Exchange.

Section 5.7.            Notice of Developments. During the Interim Period, the Company shall promptly (and in any event prior to the Closing) notify SPAC in writing, and SPAC shall promptly (and in any event prior to the Closing) notify the Company in writing, upon any of the Group Companies or SPAC, as applicable, becoming aware (awareness being determined with reference to the Knowledge of the Company or the Knowledge of SPAC, as the case may be) (i) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any Party to effect the Transactions not to be satisfied or (ii) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 5.7 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, SPAC or the Company, as applicable. Notwithstanding anything to the contrary contained herein, any failure to give such notice pursuant to this Section 5.7 shall not give rise to any liability of the Company or SPAC or be taken into account in determining whether the conditions in Article VIII have been satisfied or give rise to any right of termination set forth in Article IX.

Section 5.8.            Financials. As promptly as reasonably practicable after the date of this Agreement, the Company shall deliver to SPAC (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2022, and the related audited consolidated statements of income and profit and loss, and cash flows, for the fiscal year then ended together with the auditor’s reports thereon and (ii) any other audited and unaudited consolidated balance sheets of the Company and its Subsidiaries and the related audited or unaudited consolidated statements of income and profit and loss, and cash flows that are required to be included in the Proxy/Registration Statement (in each case to the extent not already delivered by the Company to SPAC prior to the date hereof) (collectively, the “Additional Financial Statements”). The Company and SPAC shall each use its reasonable efforts (a) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company or any of its Subsidiaries or SPAC, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by SPAC or the Company with the SEC in connection with the Transactions and (b) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith. Upon delivery of the Additional Financial Statements, the representations and warranties set forth in Section 3.9(c) shall be deemed to apply to the Additional Financial Statements in the same manner as the Company Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 3.9(c) as of the date of this Agreement.

Section 5.9.            No Trading. The Company acknowledges and agrees that it is aware, and that its Controlled Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

Section 5.10.          Distribution Agreement and Put Option Agreements.

(a)            Prior to the Closing, the Company agrees to use its reasonable best efforts to procure the parties to the Distribution Agreement to take such actions as may be necessary for the performance of such parties’ respective obligations thereunder.

(b)            Prior to the Closing, the Company shall procure that the parties to the Distribution Agreement and each of the Put Option Agreements not to amend or modify, or waive (in whole or in part) of any provision or remedy under, or make any replacements of, the Distribution Agreement or the Put Option Agreements, in each case, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.11.         Additional Pre-Closing Actions. During the Interim Period, the Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to undertake the actions set forth on Section 5.11 of the Company Disclosure Letter

Section 5.12.          Additional Agreements.

(a)            Prior to the Closing, the Company shall (i) deliver, or cause to be delivered to SPAC lock-up agreements substantially in the form attached hereto as Exhibit J (the “Lock-Up Agreement”) executed by each Company Shareholder listed on Section 5.12(a) of the Company Disclosure Letter, and (ii) use its commercially reasonable efforts to deliver, or cause to be delivered, to SPAC Lock-Up Agreements executed by each Company Shareholder (prior to giving effect to any PIPE Financing) who is not a party to the Company Support Agreement and who is not listed on Section 5.12(a) of the Company Disclosure Letter, each of which shall be effective as of the Closing. The Company shall not, without the prior written consent of SPAC, permit any amendment or modification to, or any waiver (in whole or in part) of any provision under, any of the Lock-Up Agreements (or in the case of any amendment or modification, the form of the Lock-Up Agreement).

(b)            The Company shall (i) require, as a condition to any Pre-Closing Financing Investor receiving any Equity Securities of the Company (other than any convertible notes of the Company) in connection with the Pre-Closing Financing, that such Pre-Closing Financing Investor enter into a Lock-Up Agreement, prior to such Person receiving any Equity Security from the Company; provided that a Pre-Closing Financing Investor shall not be required to enter into any Lock-Up Agreement to the extent such Pre-Closing Financing Investor is only issued convertible notes of the Company in connection with any Pre-Closing Financing, and any Company Ordinary Shares that are issued to such Pre-Closing Financing Investor upon conversion of such convertible notes of the Company issued to such Pre-Closing Financing Investor in connection with any Pre-Closing Financing shall not be subject to any lock-up restrictions, and (ii) procure some or all of the Pre-Closing Financing Investors to enter into a Shareholder Support Agreement, substantially in the form of the Company Support Agreement, in the event that the Company Shareholders who are parties to the Company Support Agreement collectively hold less than two-thirds (2/3) of the issued and outstanding Company Shares after taking account of the Pre-Closing Financing.

Article VI

COVENANTS OF SPAC

Section 6.1.           Conduct of Business. Except (i) as contemplated or permitted by the Transaction Documents or the Original Merger Agreement (including as contemplated by any PIPE Financing), (ii) as required by applicable Law (including for this purpose any COVID-19 Measures) or relevant Governmental Authorities, (iii) as set forth on Section 6.1 of the SPAC Disclosure Letter or (iv) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed and regardless of whether such consent was granted pursuant to the Original Merger Agreement or this Agreement), during the Interim Period, SPAC (1) shall operate its business in the Ordinary Course and (2) shall not:

(a)            (i)  seek any approval from SPAC Shareholders to change, modify or amend the Trust Agreement or the SPAC Charter, except as contemplated by the Transaction Proposals or (ii) change, modify or amend the Trust Agreement or its Organizational Documents, except as expressly contemplated by the Transaction Proposals;

(b)            (i) subdivide, consolidate, reclassify or amend any terms of its Equity Securities, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, other than a redemption of SPAC Class A Ordinary Shares in connection with the exercise of any SPAC Shareholder Redemption Right by any SPAC Shareholder or upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter, or (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital;

(c)            merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or any equity in, or by any other manner) or make any advance or loan to or investment in any other Person or be acquired by any other Person;

(d)            except in the Ordinary Course, (i) make, change or revoke any material Tax election; (ii) change or revoke any material accounting method with respect to Taxes; or (iii) enter into any material closing agreement or other binding written agreement with any Governmental Authority with respect to any material Tax;

(e)            except as contemplated by this Agreement, the Original Merger Agreement, the Transaction Documents, or the Transactions, take any action (or knowingly fail to take any action) where such action or inaction would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(f)            enter into, renew or amend in any material respect, any transaction or material Contract of SPAC, except for material Contracts entered into in the Ordinary Course; provided, however, that notwithstanding anything to the contrary contained in this Agreement, even if done in the Ordinary Course, SPAC shall not enter into, renew or amend in any respect, any transaction or Contract involving any SPAC Related Party, except as expressly provided in the Transaction Documents (other than Working Capital Loans that the SPAC may obtain in the Ordinary Course);

(g)            incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or options, warrants or other rights to acquire debt securities, in any such case in a principal amount, as applicable, exceeding $500,000 in the aggregate, other than (i) Indebtedness or other Liabilities expressly set out in the SPAC Disclosure Letter, and (ii) Liabilities that qualify as SPAC Transaction Expenses (including, for the avoidance of doubt, any Working Capital Loans in an aggregate amount not exceeding $1,500,000 (provided that any Working Capital Loans obtained by SPAC in connection with the Extension Proposal or in connection with obtaining the SPAC Shareholder Extension Approval shall not be taken into account in determining whether such $1,500,000 threshold has been met));

(h)            make any change in its accounting principles or methods unless required by GAAP or applicable Laws;

(i)             (i) issue any Equity Securities, other than (A) the issuance of SPAC Class A Ordinary Shares upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter, or (B) the issuance of SPAC Warrants pursuant to any Working Capital Loans, or (ii) grant any options, warrants or other equity-based awards;

(j)             settle or agree to settle any Action before any Governmental Authority or any other third party or that imposes injunctive or other non-monetary relief on SPAC;

(k)            form any Subsidiary;

(l)             liquidate, dissolve, reorganize or otherwise wind-up the business and operations of SPAC or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization of SPAC; or

(m)           enter into any agreement or otherwise make any commitment to do any action prohibited under this Section 6.1.

For the avoidance of doubt, if any action taken or refrained from being taken by SPAC is covered by a subsection of this Section 6.1 and not prohibited thereunder, the taking or not taking of such action shall be deemed not to be in violation of any other part of this Section 6.1.

Section 6.2.            Access to Information. Upon reasonable prior notice and subject to applicable Law and appropriate COVID-19 Measures, during the Interim Period, SPAC shall, and shall cause each of its officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford the Company and its Representatives, following reasonable notice from SPAC in accordance with this Section 6.2, in such manner as to not interfere with the normal operation of SPAC, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of it, and financial and operating data, and other information concerning the affairs of SPAC that are in the possession of SPAC, in each case, as shall be reasonably requested solely for purposes of and that are necessary for consummating the Transactions; provided, however, that in each case, SPAC shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of SPAC, (a) result in the disclosure of any trade secrets or violate the terms of any confidentiality provisions in any agreement with a third party, (b) result in a violation of applicable Law, including any fiduciary duty, (c) result in the loss of the protection of the protection of any attorney-client work product or other applicable privilege (provided that SPAC shall use commercially reasonable efforts to provide any information described in the foregoing clauses (b) and (c) in a manner that would not be so prohibited by Law or would not jeopardize privilege), or (d) result in the disclosure of any sensitive or personal information that would expose SPAC to the risk of Liabilities. All information and materials provided pursuant to this Agreement or the Original Merger Agreement will be subject to the provisions of the NDA.

Section 6.3.            Acquisition Proposals and Alternative Transactions. During the Interim Period, SPAC will not, and it will cause its Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (b) furnish or disclose any non-public information to any person or entity in connection with or that could reasonably be expected to lead to a SPAC Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a SPAC Acquisition Proposal; or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

Section 6.4.            Nasdaq Listing. From the date of this Agreement through the Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on Nasdaq.

Section 6.5.            SPAC Public Filings. From the date of this Agreement through the Closing, SPAC will accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.6.            Section 16 Matters. Prior to the Closing Date, SPAC shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of SPAC Class A Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to the Company, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.7.            SPAC Extension. Prior to February 15, 2023, SPAC shall (a) use its reasonable best efforts to cause the SPAC Board as promptly as practicable following the date of this Agreement to approve such amendment to the SPAC Charter to provide that (x) the date by which SPAC must consummate a Business Combination in accordance with the SPAC Charter is extended from March 15, 2023 to June 15, 2023 (such date by which SPAC must consummate a Business Combination in accordance with the SPAC Charter, as amended, and as may be extended in accordance with the provisions of this Section 6.7, the “Business Combination Deadline”), and (y) the SPAC Board may, in its discretion and without any action on the part of the SPAC Shareholders, if requested by Sponsor, extend the Business Combination Deadline on a monthly basis for up to nine (9) times by an additional one (1) month each time after the extension described in the foregoing clause (x), upon five (5) days prior written notice from Sponsor prior to the applicable Business Combination Deadline, until March 15, 2024, unless the Transactions shall have been consummated (such proposal, the “Extension Proposal”) and resolve to recommend that the SPAC Shareholders approve such Extension Proposal by special resolution (the “Extension Recommendation”), and not change or modify or propose to change or modify the Extension Recommendation, and (b) prepare and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) for the purpose of soliciting proxies from SPAC Shareholders for the Extension Proposal, which shall include, among other things, (x) a description and introduction of the Company, (y) a statement that the Original Merger Agreement and other Transaction Documents have been entered into, and (z) additional economic incentives for SPAC Shareholders that approve the Extension Proposal. SPAC shall (i) comply in all material respects with all applicable Laws, any applicable rules and regulations of Nasdaq, the SPAC Charter and the Original Merger Agreement in connection with the preparation, filing and distribution of the Extension Proxy Statement, any solicitation of proxies thereunder, the holding of an extraordinary general meeting of SPAC Shareholders to consider, vote on and approve the Extension Proposal (the “SPAC Shareholder Extension Approval”), exercise of the SPAC Shareholder Redemption Right related thereto and making any necessary filings with the Cayman Registrar, and (ii) respond to any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement. SPAC or Sponsor shall be responsible for funding any Extension Expenses prior to the Closing Date. Section 7.2(b) shall apply mutatis mutandis to the Extension Proxy Statement, the Extension Recommendation and the SPAC Shareholder Extension Approval, including with respect to the actions to be taken by the SPAC Board in connection therewith.

Article VII

JOINT COVENANTS

Section 7.1.            Regulatory Approvals; Other Filings.

(a)            Each of the Parties shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Parties shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement.

(b)            With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Parties shall (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any material, substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, no Party may enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the other Parties. To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any material substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Parties agrees to make all filings, to provide all information required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client work product or other applicable privilege. The Company and SPAC shall jointly devise and implement the strategy for obtaining any necessary clearance or approval, for responding to any request, inquiry, or investigation, for electing whether to defend, and, if so, defending any lawsuit challenging the Transactions, and for all meetings and communications with any Governmental Authority concerning the Transactions.

(c)            Subject to Section 10.6, the Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay fifty percent (50%) of the fees, costs and expenses incurred in connection with any filing, submission or application for the Governmental Order applicable to the Transactions.

Section 7.2.            Proxy/Registration Statement; SPAC Shareholders' Meeting and Approvals; Company Shareholders' Approval.

(a)            Proxy/Registration Statement.

(i)            As promptly as reasonably practicable after the execution of this Agreement, the Company and SPAC shall jointly prepare, and the Company shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement, the “Proxy/Registration Statement”) relating to (x) the SPAC Shareholders’ Meeting to approve and adopt the Transaction Proposals and (y) the registration under the Securities Act of the Company ADSs representing the ADS Merger Consideration (and the Company Ordinary Shares represented thereby), the Company Warrants and the Company Ordinary Shares issuable upon exercise of the Company Warrants in the form of Company ADSs. Each of the Company and SPAC shall use their respective reasonable best efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company and SPAC shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Company ADSs and Company Warrants pursuant to this Agreement. Each of the Company and SPAC also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information respectively, concerning SPAC and the Company and its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall (and shall use commercially reasonable efforts to do so within five (5) Business Days of such finalization and effectiveness) mail the Proxy/Registration Statement to the SPAC Shareholders. Each of the Company and SPAC shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested by any of them or any Governmental Authority in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of the Company, SPAC, or their respective Affiliates to any Governmental Authority (including the Stock Exchange) in connection with the Transactions (collectively, the “Transaction Filings”). Subject to Section 10.6, the Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay fifty percent (50%) of the fees, costs and expenses incurred in connection with the preparation, filing and mailing of the Proxy/Registration Statement in connection with the Transactions.

(ii)            Any filing of, or amendment or supplement to, the Proxy/Registration Statement or the Transaction Filings will be mutually prepared and agreed upon by the Company and SPAC. The Company will advise SPAC, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Company ADSs and Company Warrants to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or any Transaction Filings or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide SPAC a reasonable opportunity to provide comments and amendments to any such filing. The Company and SPAC shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement or any Transaction Filings and any amendment to the Proxy/Registration Statement or any Transaction Filings filed in response thereto.

(iii)            If, at any time prior to the First Effective Time, any event or circumstance relating to SPAC or the Company, or their respective officers or directors, should be discovered by SPAC or the Company which is required to be set forth in an amendment or a supplement to the Proxy/Registration Statement so that any of such documents would not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly inform the other Party(ies). Thereafter, the Company and SPAC shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information to be promptly filed with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders.

(b)            SPAC Shareholders’ Approval.

(i)            Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, convene and hold a meeting of the SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) in accordance with the SPAC Charter and applicable Law to be held as promptly as reasonably practicable and, unless otherwise agreed by SPAC and the Company in writing, in any event not more than forty-five (45) days following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the SPAC Shareholders’ Approval (including the approval of any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the Transaction Proposals), providing SPAC Shareholders with the opportunity to elect to exercise their SPAC Shareholder Redemption Right and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts (A) to solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the SPAC Shareholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Shareholders’ Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules and the SPAC Charter. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Shareholders’ Meeting prior to determining such dates and (y) shall not adjourn or postpone the SPAC Shareholders’ Meeting without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC shall adjourn or postpone the SPAC Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC or the Company reasonably determines is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of the Transaction Proposals, (2) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, there are insufficient SPAC Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholders’ Meeting, (3) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholders’ Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Shareholders’ Approval, (4) in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption Right if a number of SPAC Shares have been elected to be redeemed such that SPAC reasonably expects that the condition set forth in Section 8.3(c) will not be satisfied at the Closing, or (5) to comply with applicable Law; provided, further, however, that without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed), SPAC shall not adjourn or postpone on more than two (2) occasions and so long as the date of the SPAC Shareholders’ Meeting is not adjourned or postponed more than fifteen (15) consecutive days in connection with such adjournment or postponement.

(ii)            The Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the Transaction Proposals at the SPAC Shareholders’ Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation (a “SPAC Change in Recommendation”).

(c)            Required Shareholders’ Approval.

(i)            Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, the Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Shareholders (including any adjournment thereof, the “Company Shareholders’ Meeting”) in accordance with the Company Charter and applicable Law to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of obtaining the Required Shareholders’ Approval (including the approval of any adjournment of such meeting for the purpose of soliciting additional proxies in favor of the Required Shareholders’ Approval) and approval of such other matters as may be mutually agreed by SPAC and the Company. The Company will use its reasonable best efforts to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, the Company Charter and the Shareholders Agreement. The Company (y) shall set the date of the Company Shareholders’ Meeting not more than thirty (30) days after the Proxy/Registration Statement is declared effective and (z) shall not adjourn the Company Shareholders’ Meeting without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed); provided, however, that the Company may adjourn the Company Shareholders’ Meeting (1) if, as of the time that the Company Shareholders’ Meeting is originally scheduled, there are insufficient Company Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting, (2) if, as of the time that the Company Shareholders’ Meeting is originally scheduled, adjournment of the Company Shareholders’ Meeting is necessary to enable the Company to solicit additional proxies required to obtain the Required Shareholders’ Approval, or (3) to comply with applicable Law; provided, however, that for both prior clauses (1) and (2) in the aggregate the Company may adjourn on only one occasion and so long as the date of the Company Shareholders’ Meeting is not adjourned or postponed more than fifteen (15) consecutive days.

(ii)            The Company shall send meeting materials to the Company Shareholders which shall seek the Required Shareholders’ Approval and shall include in all such meeting materials it sends to the Company Shareholders in connection with the Company Shareholders’ Meeting a statement to the effect that the Company Board has unanimously recommended that the Company Shareholders vote in favor of granting the Required Shareholders’ Approval (such statement, the “Company Board Recommendation”) and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation.

Section 7.3.            Support of Transaction. Without limiting any covenant contained in Article V or Article VI (a) the Company shall, and shall cause its Subsidiaries to, and (b) SPAC shall, (i) use reasonable best efforts to obtain all material consents and approvals of third parties that the Company and any of its Subsidiaries or SPAC, as applicable, are required to obtain in order to consummate the Transactions, (ii) use reasonable best efforts to take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, including this Article VII, shall require the Company, any of its Subsidiaries or SPAC or any of their respective Affiliates to (A) commence or threaten to commence, pursue or defend against any Action, whether judicial or administrative, (B) seek to have any stay or Governmental Order vacated or reversed, (C) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Company or any of its Subsidiaries or SPAC, (D) take or commit to take actions that limit the freedom of action of the Company, any of its Subsidiaries or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Company, any of its Subsidiaries or SPAC or (E) grant any financial, legal or other accommodation to any other Person, including agreeing to change any of the terms of the Transactions.

Section 7.4.            Tax Matters. The Parties intend that (i) the Mergers, taken together, are to constitute an integrated transaction described in Revenue Ruling 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and (ii) the SPAC Class B Conversion qualifies as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”) and the Parties shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment and take all the actions described in Section 7.4 of the Company Disclosure Letter. The Parties agree and acknowledge that, for U.S. federal income tax purposes, it is intended that this Agreement constitutes, and is adopted as, a separate “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for each of the Mergers and the SPAC Class B Conversion for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder. Except as contemplated by this Agreement, the Transaction Documents, or the Transactions, each of the Parties shall not take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent, impair or impede the Intended Tax Treatment. Each of the Parties shall (and shall cause their respective Affiliates to) report the Mergers and the SPAC Class B Conversion consistently with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Upon the request of either Party’s tax counsel, prior to Closing, each of the Company and SPAC shall use reasonable best efforts to deliver to such tax counsel customary representations letters as shall be reasonably necessary or appropriate to enable such tax counsel to render an opinion regarding the Intended Tax Treatment, provided, however, that a Party’s failure to execute and deliver such representation letter shall not cause such Party to fail to satisfy the condition in Sections 8.2(b) or 8.3(b) of this Agreement, as applicable.

Section 7.5.            Shareholder Litigation. Each Party shall promptly advise the other Parties of any Action commenced (or to the Knowledge of the Company or the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors or officers by any Company Shareholder or SPAC Shareholder relating to this Agreement or the Original Merger Agreement, the Mergers or any of the other Transactions (any such Action, “Shareholder Litigation”), and such party shall keep the other party informed regarding any such Shareholder Litigation. Other than with respect to any Shareholder Litigation where the parties identified in this sentence are adverse to each other or in the context of any Shareholder Litigation related to or arising out of a Company Acquisition Proposal or a SPAC Acquisition Proposal, (a) the Company shall give SPAC a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of SPAC in connection therewith) brought against the Company, any of their respective Subsidiaries or any of their respective directors or officers and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (b) SPAC shall give the Company a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of the Company in connection therewith) brought against SPAC or any of its directors or officers, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.6.            Pre-Closing Financing and PIPE Financing.

(a)            As promptly as reasonably practicable after the date hereof, the Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable (i) with reasonable prior notice to SPAC, enter into such Contracts (the “Pre-Closing Financing Agreements”) with investors (the “Pre-Closing Financing Investors”), in a form and with terms reasonably acceptable to SPAC and the Company, pursuant to which the Pre-Closing Financing Investors commit to acquiring Equity Securities of the Company, with the form of such Equity Securities to be agreed by the Company and SPAC (the “Pre-Closing Financing”); and (ii) consummate any Pre-Closing Financing at such time as may be agreed upon between the Company and SPAC and in accordance with the terms and conditions of the Pre-Closing Financing Agreements. The Company shall not, without the consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), permit any amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any of the Pre-Closing Financing Agreements. The Company shall, and shall cause its financial advisors and legal counsel to, keep SPAC and SPAC’s financial advisors and legal counsel reasonably informed with respect to such Pre-Closing Financing.

(b)            SPAC and the Company shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable (i) to obtain executed subscription agreements (such executed subscription agreements, the “Subscription Agreements”), which shall have terms, and be in a form, reasonably acceptable to SPAC and the Company, from investors (the “PIPE Investors”) pursuant to which the PIPE Investors commit to make private investments in public equity in the form of Company Ordinary Shares at the Closing (the “PIPE Financing”), and (ii) to consummate the PIPE Financing substantially concurrently with the Closing. SPAC and the Company shall not, without the consent of the other party (such consent not to be unreasonably conditioned, withheld or delayed), permit any amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any of the Subscription Agreements. The Parties agree that SPAC shall be an intended third party beneficiary of any Subscription Agreements to the extent SPAC is not a party thereto. From the date hereof until the Closing Date, SPAC and the Company shall, and shall cause their respective financial advisors and legal counsels to, keep each other and their respective financial advisors and legal counsels reasonably informed with respect to the PIPE Financing.

Article VIII

CONDITIONS TO OBLIGATIONS

Section 8.1.            Conditions to Obligations of Each Party. The respective obligations of each Party to this Agreement to effect the Mergers and the other Transactions, shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by the party or parties whose obligations are conditioned thereupon:

(a)            The SPAC Shareholders’ Approval and the Company Shareholders’ Approval shall have been obtained and shall remain in full force and effect;

(b)            The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(c)            (i) the Company’s initial listing application with the Stock Exchange in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, the Company shall satisfy any applicable initial and continuing listing requirements of the Stock Exchange and the Company shall not have received any notice of non-compliance therewith, and (ii) the Company ADSs representing the ADS Merger Consideration to be issued in connection with the Mergers shall have been conditionally approved for listing on the Stock Exchange, subject to official notice of issuance;

(d)            After deducting the SPAC Shareholder Redemption Amount, SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

(e)            No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prohibits consummation of the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial.

(f)            The Capital Restructuring shall have been completed in accordance with the terms hereof and the Company’s Organizational Documents.

Section 8.2.           Additional Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)            The representations and warranties contained in the first sentence of Section 3.1 (Organization, Good Standing and Qualification), Section 3.5 (Authorization) and Section 3.10(b) (Absence of Changes) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date. The representations and warranties contained in Section 3.2 (Subsidiaries), Section 3.4 (Capitalization of Subsidiaries) and Section 3.17 (Brokers) (disregarding any qualifications and exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any such qualifications and exceptions) shall be true and correct in all material respects at and as of such date). The representations and warranties contained in Section 3.3(a) and Section 3.3(b) (Capitalization of the Company) shall be true and correct in all respects, except for inaccuracies that, individually or in the aggregate, have no more than a de minimis effect as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date). Each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies in or the failure of such representations and warranties to be true and correct that (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception) individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b)            Each of the covenants of the Company to be performed as of or prior to the Closing Date shall have been performed in all material respects; and

(c)            (i) the Distribution Agreement and each of the Put Option Agreements shall continue to be in full force and effect, (ii) no Group Company that is a party thereto shall be in material breach thereof or shall have failed to perform its obligations thereunder in any material respect, and (iii) no party thereto shall have delivered written notice that it intends to terminate the Distribution Agreement.

Section 8.3.            Additional Conditions to Obligations of the Company, Merger Sub 1 and Merger Sub 2. The obligations of the Company, Merger Sub 1 and Merger Sub 2 to consummate, or cause to be consummated, the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            The representations and warranties contained in Section 4.1 (Organization, Good Standing, Corporate Power and Qualification), Section 4.4 (Authorization) and Section 4.8(b) (Absence of Changes) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date. The representations and warranties contained in Section 4.3 (Corporate Structure; Subsidiaries) and Section 4.10 (Brokers) shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date). The representations and warranties contained in Section 4.2 (Capitalization and Voting Rights) shall be true and correct in all respects, except for inaccuracies that, individually or in the aggregate, have no more than a de minimis effect as of the Closing Date as if made at and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date). Each of the other representations and warranties of SPAC contained in this Agreement shall be true and correct as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies in or the failure of such representations and warranties to be true and correct that (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “SPAC Material Adverse Effect” or any similar qualification or exception) individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect;

(b)            Each of the covenants of SPAC to be performed as of or prior to the Closing Date shall have been performed in all material respects; and

(c)            The Aggregate Cash Proceeds shall not be less than $100,000,000 prior to payment of any unpaid or contingent liabilities, deferred underwriting fees of SPAC, Company Transaction Expenses, or SPAC Transaction Expenses.

Section 8.4.            Frustration of Conditions. None of SPAC, Merger Sub 1, Merger Sub 2 or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to comply in all material respects with its obligations under Section 7.3.

Article IX

TERMINATION/EFFECTIVENESS

Section 9.1.            Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the First Effective Time:

(a)            by mutual written consent of the Company and SPAC;

(b)            by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c)            by written notice from the Company to SPAC if the SPAC Board or any committee thereof shall have made a SPAC Change in Recommendation;

(d)            by written notice from the Company to SPAC if SPAC fails to obtain the SPAC Shareholder Extension Approval upon vote taken thereon at a duly convened meeting of the SPAC Shareholders (or at a meeting of SPAC Shareholders following any adjournment or postponement thereof);

(e)            by written notice from the Company or SPAC to the other if the SPAC Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement;

(f)             by written notice from SPAC to the Company if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.2 would not be satisfied at the relevant Closing Date (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company then, for a period of up to 30 days after receipt by the Company of written notice from SPAC of such breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within such 30-day period; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 9.1(f) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(g)            by written notice from SPAC to the Company if the Required Shareholders’ Approval shall not have been obtained by reason of the failure to obtain (i) the required votes at the Company Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement, or (ii) unanimous written resolutions of the Company Shareholders;

(h)            by written notice from the Company to SPAC if there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 8.3 would not be satisfied at the Closing Date (a “Terminating SPAC Breach”), except that if any such Terminating SPAC Breach is curable by SPAC then, for a period of up to 30 days after receipt by SPAC of written notice from the Company of such breach, such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within such 30-day period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(h) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(i)             by written notice from SPAC or the Company to the other, if the transactions contemplated by this Agreement shall not have been consummated on or prior to March 15, 2024 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(i) will not be available to any Party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the transactions contemplated by this Agreement to be consummated by the Termination Date; provided, further, that the Termination Date may be extended to a later date by mutual written consent of the Company and SPAC, in which case such later date shall be deemed the “Termination Date.”

Section 9.2.      Effect of Termination.

(a)            In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of any Party for fraud or any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 9.2, Section 7.1(c), the last sentence of Section 7.2(a)(i), Article X and the NDA shall survive any termination of this Agreement.

(b)            In the event that this Agreement is terminated pursuant to Section 9.1 (other than a termination pursuant to Section 9.1(c) or Section 9.1(h)), then notwithstanding anything to the contrary herein, as soon as reasonably practicable following such a termination, SPAC shall deliver, or cause to be delivered, to the Company a written statement (the “SPAC Termination Statement”) setting forth the amount of the Extension Expenses, which shall include the wire transfer instructions thereof. During the ten (10)-day period following the Company’s receipt of the SPAC Termination Statement, SPAC shall consider in good faith any reasonable comments of the Company to the SPAC Termination Statement. If the Company and SPAC agree to make any modification to the SPAC Termination Statement, then such SPAC Termination Statement as so agreed by the Company and SPAC to be modified shall be deemed to be the SPAC Termination Statement for purposes of determining the amounts that the Company shall pay or cause to be paid pursuant to this Section 9.2(b). Within ten (10) days after receiving the SPAC Termination Statement, the Company shall pay, or cause to be paid, to SPAC or SPAC’s designee an amount in cash equal to (i) one hundred percent (100%) of the Extension Expense specified on the SPAC Termination Statement, as modified, in the event that (A) this Agreement is terminated pursuant to Section 9.1(f) or Section 9.1(g), or (B) (x) this Agreement is terminated pursuant to Section 9.1(a) or Section 9.1(i), and (y) at the time of such termination, the condition set forth in Section 8.3(c) is the only condition under Article VIII that would not be capable of being satisfied at the Closing, and the Company is not willing to unconditionally waive such condition; or (ii) fifty percent (50%) of the Extension Expense specified on the SPAC Termination Statement, as modified, in the event that this Agreement is terminated pursuant to Section 9.1(a), Section 9.1(b), Section 9.1(d), Section 9.1(e), or Section 9.1(i) (with respect to a termination pursuant to Section 9.1(a) or Section 9.1(i), other than under the circumstance specified in the foregoing clause (i)(B)).

Article X

MISCELLANEOUS

Section 10.1.      Trust Account Waiver. Notwithstanding anything to the contrary set forth in this Agreement, each of the Company, Merger Sub 1 and Merger Sub 2 acknowledges that it has read the publicly filed final prospectus of SPAC, filed with the SEC on March 12, 2021 (File No. 333-253334), including the Trust Agreement, and understands that SPAC has established the trust account described therein (the “Trust Account”) for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. Each of the Company, Merger Sub 1 and Merger Sub 2 further acknowledges and agrees that SPAC’s sole assets consist of the cash proceeds of SPAC’s initial public offering (the “IPO”) and private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, each of the Company (on behalf of itself and its Affiliates, Representatives and equityholders), Merger Sub 1 and Merger Sub 2 hereby waives any past, present or future claim of any kind arising out of this Agreement against, and any right to access, the Trust Account, any trustee of the Trust Account to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any knowing and intentional material breach by any of the parties to this Agreement of any of its representations or warranties as set forth in this Agreement, or such party’s breach of any of its covenants or other agreements set forth in this Agreement. This Section 10.1 shall survive the termination of this Agreement for any reason.

Section 10.2.      Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 10.3.      Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (d) if sent by registered post, five days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a)          If to SPAC, to:

L Catterton Asia Acquisition Corp
8 Marina View, Asia Square Tower 1

#41-03, Singapore 018960
Attention: James Steinthal
Email: Jim.Steinthal@lcatterton.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attn:	Jesse Sheley
Joseph Raymond Casey
E-mail:	jesse.sheley@kirkland.com
joseph.casey@kirkland.com

(b)          If to the Company, Merger Sub 1 or Merger Sub 2, to:

Lotus Technology Inc.
No. 800 Century Avenue
Pudong District
Shanghai 200120, People’s Republic of China

Attention: Alexious Lee, Chief Financial Officer
Email: Alexious.Lee@lotuscars.com.cn

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
30/F, China World Office 2
No. 1, Jian Guo Men Wai Avenue
Beijing 100004, China
Email: peter.huang@skadden.com
Attention: Peter X. Huang

Section 10.4.      Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 10.5.      Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (i) the SPAC D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.5, and (ii) the Non-Recourse Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 10.17.

Section 10.6.      Expenses. Except as set forth in Sections 7.1(c), Section 7.2(a)(i), Section 5.5(b) and Section 9.2(b), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, however, that if the Closing shall occur, the Company shall pay or cause to be paid, in accordance with Section 2.4(b)(iv), the SPAC Transaction Expenses and the Company Transaction Expenses.

Section 10.7.      Governing Law. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state (provided that the fiduciary duties of the Company Board and the SPAC Board, the Mergers and any exercise of appraisal and dissenters’ rights under the laws of the Cayman Islands with respect to the Mergers, shall in each case be governed by the laws of the Cayman Islands).

Section 10.8.      Consent to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, STATE OF NEW YORK (OR ANY APPELLATE COURTS THEREFROM) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY ANY SUCH COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.8.

Section 10.9.      Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 10.10.      Disclosure Letters. The Disclosure Letters (including, in each case, any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Disclosure Letters (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter to which it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Company Material Adverse Effect or a SPAC Material Adverse Effect, as applicable.

Section 10.11.      Entire Agreement. This Agreement (together with the Disclosure Letters), the NDA and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-binding Letter of Intent between SPAC and the Company, dated as of October 27, 2022, and the Original Merger Agreement). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in the Transaction Documents. This Agreement supersedes the Original Merger Agreement in its entirety, and upon the effectiveness of this Agreement, the Original Merger Agreement shall no longer have any force or effect; provided that, upon the effectiveness of this Agreement, (a) Exhibit E and Exhibit I to the Original Merger Agreement shall be amended and restated in their entirety in the form of the amended and restated exhibits attached hereto bearing the same alphabetical exhibit references, and (b) all other exhibits to the Original Merger Agreement shall continue to be effective in their existing form and any Contracts or other documents executed and delivered based on such exhibits shall continue in full force and effect as between the parties thereto. For the avoidance of doubt, each reference to the “Merger Agreement” in each of the exhibits, Contracts or other documents set forth in the foregoing clause (b) shall be a reference to this Agreement instead of the Original Merger Agreement.

Section 10.12.      Amendments. This Agreement may be amended or modified in whole or in part prior to the First Effective Time, only by a duly authorized agreement in writing in the same manner as this Agreement, which makes reference to this Agreement and which shall be executed by the Company and SPAC; provided, however, that after the Company Shareholders’ Approval or the SPAC Shareholders’ Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the shareholders of the Company or the shareholders of SPAC, respectively, without such approval having been obtained.

Section 10.13.      Publicity.

(a)            All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing, be subject to the prior mutual approval of the Company and SPAC; provided that no such party shall be required to obtain consent pursuant to this Section 10.13(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.13(a).

(b)            The restriction in Section 10.13(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall, to the extent practicable, use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 10.14.      Confidentiality. The existence and terms of this Agreement and any information provided by either party hereto in connection with this Agreement and the Transactions are confidential and may not be disclosed by either party hereto, their respective Affiliates or any Representatives of any of the foregoing, and shall at all times be considered and treated as “Confidential Information” as such term is defined in the NDA. Notwithstanding anything to the contrary contained in the preceding sentence or in the NDA, each party shall be permitted to disclose Confidential Information, including the Transaction Documents, the fact that the Transaction Documents have been signed and the status and terms of the Transactions to its existing or potential Affiliates, joint ventures, joint venture partners, shareholders, lenders, underwriters, financing sources and any Governmental Authority (including the Stock Exchange), and to the extent required, in regulatory filings, and their respective Representatives; provided that such parties entered into customary confidentiality agreements or are otherwise bound by fiduciary or other duties to keep such information confidential.

Section 10.15.      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

Section 10.16.      Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

Section 10.17.      Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, SPAC, Merger Sub 1 and Merger Sub 2 as named parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or other Representative of the Company, SPAC, Merger Sub 1 or Merger Sub 2 and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC, Merger Sub 1 or Merger Sub 2 under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in the foregoing sub-clauses (a) or (b), a “Non-Recourse Party,” and collectively, the “Non-Recourse Parties”).

Section 10.18.      Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 9.2, the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing and (b) this Article X.

Section 10.19.      Conflicts and Privilege. The Company, on behalf of its successors and assigns, hereby agrees that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing involving the Sponsor, the shareholders or holders of other equity interests of SPAC or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company or Surviving Entity 2) (collectively, the “Sponsor Group”), any legal counsel, including Kirkland & Ellis LLP (“K&E”), that represented SPAC or the Sponsor prior to the Closing may represent the Sponsor or any other member of the Sponsor Group, in such dispute even though the interests of such Persons may be directly adverse to the Company or Surviving Entity 2, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Company, Surviving Entity 2 or the Sponsor. The Company, on behalf of its successors and assigns (including, after the Closing, Surviving Entity 2), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor or any other member of the Sponsor Group, on the one hand, and K&E, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Sponsor Group after the Closing, and shall not pass to or be claimed or controlled by the Company or Surviving Entity 2. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company and Surviving Entity 2.

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IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

COMPANY:

Lotus Technology Inc.

By:	/s/ Alexious Kuen Long Lee
	Name:	Alexious Kuen Long Lee
	Title:	Director

MERGER SUB 1:

Lotus Temp Limited

By:	/s/ Alexious Kuen Long Lee
	Name:	Alexious Kuen Long Lee
	Title:	Director

MERGER SUB 2:

Lotus EV Limited

By:	/s/ Alexious Kuen Long Lee
	Name:	Alexious Kuen Long Lee
	Title:	Director

SPAC:

L Catterton Asia Acquisition Corp

By:	/s/ Chinta Bhagat
	Name:	Chinta Bhagat
	Title:	Co-Chief Executive Officer and Chairman

[Signature Page to First Amended and Restated Agreement and Plan of Merger]

Exhibit A
Sponsor Support Agreement

[attached]

Exhibit B
Company Support Agreement

[attached]

Exhibit C
Distribution Agreement

[attached]

Exhibit D-1
Put Option Agreement

[attached]

Exhibit D-2
Put Option Agreement

[attached]

Exhibit E
Form of Registration Rights Agreement

[attached]

Exhibit F
Form of First Plan of Merger

[attached]

Exhibit G
Form of Second Plan of Merger

[attached]

Exhibit H
Form of A&R Company Charter

[attached]

Exhibit I
Form of Assignment, Assumption and Amendment Agreement

[attached]

Exhibit J
Form of Lock-Up Agreement

[attached]

SPAC Disclosure Letter

[attached]

Company Disclosure Letter

[attached]